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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

AFFILIATED MANAGERS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AFFILIATED MANAGERS GROUP, INC.
600 Hale Street
Prides Crossing, Massachusetts 01965

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2014

        NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the "Annual Meeting") of Affiliated Managers Group, Inc. (the "Company") will be held on Monday, June 16, 2014, at 2:00 p.m. London Time (9:00 a.m. Eastern Time), at the Company's London office, 35 Park Lane, London W1K 1RB, United Kingdom for the following purposes:

  1.
  To elect ten directors of the Company to serve until the 2015 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

  2.
  To approve, by a non-binding advisory vote, the compensation of the Company's named executive officers.

  3.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year.

  4.
  To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

        This year, we have again saved significant mailing and printing costs by providing proxy materials to you over the Internet pursuant to Securities and Exchange Commission rules. On or about May 1, 2014, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this Proxy Statement and our 2013 Annual Report on Form 10-K online. The Notice, which cannot itself be used to vote your shares, also provides instructions on how to vote by Internet or by telephone and how to request a paper copy of the proxy materials, if you so desire. Whether you receive the Notice or paper copies of our proxy materials, the Proxy Statement and 2013 Annual Report on Form 10-K are available to you at www.proxyvote.com.

        The Company's Board of Directors fixed the close of business on April 17, 2014 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Your vote is very important. Please carefully review the Proxy Statement and submit your proxy by the Internet, telephone or mail whether or not you plan to attend the Annual Meeting. If you hold your shares in street name through a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors.

John Kingston, III Secretary

Prides Crossing, Massachusetts
April 30, 2014

AFFILIATED MANAGERS GROUP, INC.
600 Hale Street
Prides Crossing, Massachusetts 01965

PROXY STATEMENT

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS
To be held on June 16, 2014

April 30, 2014

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Affiliated Managers Group, Inc. ("AMG", the "Company", "we" or "us") for use at our 2014 Annual Meeting of Stockholders to be held on Monday, June 16, 2014 at 2:00 p.m. London Time (9:00 a.m. Eastern Time), at our London office, 35 Park Lane, London W1K 1RB, United Kingdom, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to elect ten directors, approve, by a non-binding advisory vote, the compensation of the Company's named executive officers (as defined in the Executive Compensation section), ratify the selection of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as our independent registered public accounting firm for the current fiscal year, and consider and act upon any other matters properly brought before them.

        Important Notice Regarding the Internet Availability of Proxy Materials.    This year, we have again saved significant mailing and printing costs by providing proxy materials to you over the Internet in accordance with Securities and Exchange Commission ("SEC") rules. On or about May 1, 2014, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this Proxy Statement and our 2013 Annual Report on Form 10-K online. The Notice, which cannot itself be used to vote your shares, also provides instructions on how to vote by Internet or by telephone and how to request a paper copy of the proxy materials, if you so desire. Whether you received the Notice or paper copies of our proxy materials, the Proxy Statement and 2013 Annual Report on Form 10-K are available to you at www.proxyvote.com.

        Stockholders of record of the Company's common stock at the close of business on the record date of April 17, 2014 will be entitled to notice of the Annual Meeting and to one vote per share on each matter presented at the Annual Meeting. As of the record date, there were 55,278,127 shares of common stock outstanding and entitled to vote at the Annual Meeting.

        The presence, in person or by proxy, of holders of at least a majority of the total number of shares of common stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes, if any, will be counted for purposes of establishing a quorum but will not be considered as votes cast on any matter.

        A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Brokers have the discretion to vote their clients' proxies only on routine matters.

        At this year's Annual Meeting, the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 2) are non-routine matters, and only the ratification of our auditors (Proposal 3) is a routine matter. It is important that you instruct your broker as to how you wish to have your shares voted on these proposals, even if you wish to vote as recommended by the Board of Directors.

        Stockholders are requested to submit a proxy by Internet or telephone, or by returning a completed, signed, and dated proxy card or voting instruction form. If you vote by Internet or telephone, you should not return a proxy card or voting instruction form. Shares represented by a properly submitted proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed by the proxy. If a properly executed proxy or voting instruction form is submitted without any instructions indicated, the proxy will be voted FOR the election of each of the nominees for director, FOR the approval of the advisory vote on executive compensation, and FOR ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders on such other matters.

        A stockholder of record may revoke a proxy at any time before it has been voted by filing a written revocation with the Secretary of the Company at the Company's principal executive offices, 600 Hale Street, P.O. Box 1000, Prides Crossing, Massachusetts 01965; by submitting a duly executed proxy bearing a later date; or by appearing in person and voting by ballot at the Annual Meeting. A stockholder of record who voted by Internet or by telephone may also change his or her vote with a timely and valid later Internet or telephone vote, as the case may be. Any stockholder of record as of the record date may attend the Annual Meeting whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions provided to you by your broker, bank or other intermediary.

        A stockholder may vote in person at the Annual Meeting upon presenting picture identification and any one of the following: an account statement, the Notice or a proxy card. If you hold your shares in street name, you will need to obtain a proxy from your bank or broker in order to vote in person, and you must bring a brokerage statement or letter from your broker, bank or other intermediary reflecting stock ownership. The address of the Company's London office is set forth above for stockholders who plan to vote in person at the Annual Meeting.

 PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

        Our Board of Directors currently consists of ten members. At the Annual Meeting, ten directors will be elected to serve until the 2015 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The Board of Directors and the Nominating and Governance Committee have nominated Messrs. Samuel T. Byrne, Dwight D. Churchill, Niall Ferguson, Sean M. Healey, Harold J. Meyerman, William J. Nutt, Patrick T. Ryan, and Jide J. Zeitlin, Ms. Tracy P. Palandjian and Dr. Rita M. Rodriguez (collectively, the "Nominees") to serve as directors. Each of the Nominees is currently serving as a director of the Company. As more fully discussed below under "Meetings of the Board of Directors and Committees and Corporate Governance Matters," the Board of Directors has determined that nine of its ten Nominees, Messrs. Byrne, Churchill, Ferguson, Meyerman, Nutt, Ryan and Zeitlin, Ms. Palandjian and Dr. Rodriguez, have no material relationship with the Company and are "independent" for purposes of New York Stock Exchange ("NYSE") listing standards. The Board of Directors expects that each of the Nominees will, if elected, serve as a director for the new term. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

        Our amended and restated By-laws provide for majority voting in uncontested director elections. Under the majority voting standard, directors are elected by a majority of the votes cast, which means that the number of shares voted "for" a director must exceed the number of shares voted "against" that director. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

        Under our Corporate Governance Guidelines, the Nominating and Governance Committee has established procedures for any director who is not elected to tender his or her offer to resign. Upon receiving the director's offer to resign, the Nominating and Governance Committee will recommend to the Board of Directors whether to accept or reject the offer to resign, or whether other action should be taken. The Nominating and Governance Committee and the Board of Directors, in making their decisions, may consider any factor or information that they deem relevant. The Board of Directors, taking into account the Nominating and Governance Committee's recommendation, will act on the tendered resignation within ninety days following certification of the election results. A director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding that resignation.

Recommendation of the Board of Directors

        The Board of Directors believes that the election of each of the Nominees is in the best interests of the Company and its stockholders, and, therefore, unanimously recommends that stockholders vote FOR the election of each of the Nominees.

Information Regarding the Nominees

        The name, age (as of April 1, 2014) and a description of the business experience, principal occupation and past employment and directorships of each of the Nominees during at least the last five years is set forth below. In addition, we have summarized the particular experience, qualifications, attributes and/or skills that the Nominating and Governance Committee and Board of Directors considered as relevant to the determination that each Nominee should serve as a director of the Company.

Name	Age
Samuel T. Byrne(1)(2)(†)	49
Dwight D. Churchill(3)(†)	60
Niall Ferguson(†)	49
Sean M. Healey	52
Harold J. Meyerman(1)(2)(3)(†)	75
William J. Nutt(†)	69
Tracy P. Palandjian(3)(†)	43
Rita M. Rodriguez(2)(3)(†)	71
Patrick T. Ryan(1)(†)	55
Jide J. Zeitlin(1)(2)(†)	50

(1)
Member of the Compensation Committee.

(2)
Member of the Nominating and Governance Committee.

(3)
Member of the Audit Committee.

(†)
Independent director, as determined by the Board of Directors in accordance with NYSE listing standards.

        Samuel T. Byrne has been a director of the Company since October 2009. Mr. Byrne is a managing partner and co-founder of CrossHarbor Capital Partners LLC, a leading alternative investment management firm specializing in real estate, as well as distressed securities and private equity. The firm manages institutional capital on behalf of investors globally, including public pension systems, endowments, and foreign institutions such as sovereign wealth funds. Before founding CrossHarbor Capital Partners, Mr. Byrne served as a management consultant advising on corporate restructurings and bankruptcy matters. Prior to that, he was a portfolio manager at Fleet Financial Group and Bank of New England. Mr. Byrne currently serves as Co-Chairman of the Board of Trustees of the Peabody Essex Museum. We believe that Mr. Byrne's qualifications to serve on our Board of Directors include his extensive investment management experience, including his particular expertise in private equity and real estate.

        Dwight D. Churchill has been a director of the Company since February 2010. Mr. Churchill held a number of senior positions at Fidelity Investments before retiring from the firm in 2009. Having joined Fidelity in 1993, he served as the head of the Fixed Income Division, head of Equity Portfolio Management and President of Investment Services. While at Fidelity, Mr. Churchill also served as the elected chair of the Board of Governors for the 60,000-member Association for Investment Management & Research (now the CFA Institute). Prior to joining Fidelity, Mr. Churchill served as a Managing Director of Prudential Financial, Inc., and as President and Chief Executive Officer of CSI Asset Management, Inc., a subsidiary of Prudential Financial, Inc., and held senior roles at Loomis, Sayles & Company and The Public Employees Retirement System of Ohio. Mr. Churchill currently serves on the Board of Trustees of State Street Global Advisors SPDR ETF Mutual Funds, the Board of Trustees of the Research Foundation of CFA Institute and the Currier Museum of Art, as a staff consultant at The Public Employees Retirement System of Idaho, and on the Board of Directors of Legacy Paddlesports LLC, a private company. We believe that Mr. Churchill's qualifications to serve on our Board of Directors include his extensive experience in the investment management industry, including his oversight of internal controls, financial reporting and accounting procedures.

        Niall Ferguson has been a director of the Company since April 2014. Mr. Ferguson is Laurence A. Tisch Professor of History at Harvard University, and a Senior Fellow at the Hoover Institution, Stanford

University. He is a frequent commentator on contemporary and historical politics and economics and has published fourteen award-winning bestsellers, including most recently "Civilization: The West and the Rest" and "The Great Degeneration: How Institutions Decay and Economies Die." In 2009 his six-part television series "The Ascent of Money" won the International Emmy for Best Documentary. Mr. Ferguson was the Philippe Roman Visiting Professor at the London School of Economics from 2010-2011 and the BBC Reith Lecturer for 2012. In 2010 he won the Benjamin Franklin Award for Public Service, in 2012 the Hayek Prize for Lifetime Achievement and in 2013 the Ludwig Erhard Prize for Economic Journalism. Mr. Ferguson is a member of the Board of Trustees of the American Academy in Berlin, the Museum of American Finance and the New York Historical Society. He is also the founder of Greenmantle, a macroeconomic and geopolitical advisory firm. We believe that Mr. Ferguson's qualifications to serve on our Board of Directors include his extensive macroeconomic and geopolitical expertise and influence around the globe.

        Sean M. Healey is the Company's Chairman and Chief Executive Officer, roles he has served in since January 2011 and January 2005, respectively. Prior to that time, Mr. Healey served as President and Chief Operating Officer of the Company. Mr. Healey has been a director of the Company since May 2001. Prior to joining the Company in 1995, Mr. Healey was a senior member of the Mergers and Acquisitions Department at Goldman, Sachs & Co. focusing on financial institutions. He serves as Co-Chairman of the Board of Trustees of the Peabody Essex Museum, and as a member of the Council on Foreign Relations, the Visiting Committee of the Harvard Law School, and the Board of Trustees of the International Game Fish Association. In 2006, Mr. Healey received a presidential appointment to serve on the President's Export Council, the nation's principal advisory committee on international trade. Mr. Healey received a J.D. from Harvard Law School, an M.A. from University College, Dublin, and an A.B. from Harvard College. We believe that Mr. Healey's qualifications to serve on our Board of Directors include his direct knowledge of the Company's strategy and operations through his service as Chief Executive Officer of the Company and his extensive experience in the financial services and investment management industries, including his experience in investing in investment management firms.

        Harold J. Meyerman has been a director of the Company since July 1999. Mr. Meyerman retired as a Managing Director of the Global Financial Institutions and Trade Group of The Chase Manhattan Bank ("Chase") in December 1998. His responsibilities at Chase included overseeing the asset management businesses. Before joining Chase, Mr. Meyerman was President and Chief Executive Officer of First Interstate Bank, Ltd., where he also oversaw several boutique asset management firms. Mr. Meyerman currently serves on the Board of Directors of the Huntington Medical Research Institutes and as Chairman of the Board of Trustees of the Palm Springs Art Museum. He formerly served on the Boards of the Genetics & IVF Institute, Ansett Aircraft Spares & Services, and Island Capital, Ltd., as Chairman. We believe that Mr. Meyerman's qualifications to serve on our Board of Directors include his extensive service in the financial services and banking industries, his mergers and acquisitions experience, and his international management and advisory experience.

        William J. Nutt founded the Company in 1993 and has been a director of the Company since that time. Mr. Nutt is the Company's former Chairman, and served as Chief Executive Officer of the Company from 1993 to 2004. Mr. Nutt also served as the Company's President from 1993 to 1999. Prior to founding AMG, Mr. Nutt was President and Chief Operating Officer of The Boston Company and was responsible for its institutional money management business, mutual fund administration, distribution, and custody business, and master trustee and custodian business. As Chairman and Chief Executive Officer of The Boston Company's principal subsidiary, Boston Safe Deposit and Trust Company, Mr. Nutt was also responsible for its personal banking and trust business. He currently serves as Chairman of the Ocean Reef Community Foundation, on the Board of the Ocean Reef Club Medical Center Foundation, and as a member of other Boards of the Ocean Reef Club, a private community in Key Largo, Florida. We believe that Mr. Nutt's qualifications to serve on our Board of Directors include his extensive history with the

Company as its founder and former President and Chief Executive Officer, as well as his substantial experience in the investment management industry prior to founding the Company.

        Tracy P. Palandjian has been a director of the Company since March 2012. Ms. Palandjian is the Chief Executive Officer and co-founder of Social Finance, Inc., a nonprofit organization focused on developing and managing financial instruments that connect the social sector to the capital markets. Prior to establishing Social Finance, Ms. Palandjian served as a Managing Director at The Parthenon Group, a global strategy consulting firm. At Parthenon, she established and led the Nonprofit Practice and consulted to foundations and nonprofit organizations on strategy development, mission definition, corporate social responsibility and knowledge and innovation in the U.S. and globally. Ms. Palandjian is currently Chair of the Board of Directors of Facing History and Ourselves and a member of the Board of Overseers at Harvard University. She also serves on the Board of the Surdna Foundation and on the Investment Committee of Milton Academy. We believe that Ms. Palandjian's qualifications to serve on our Board of Directors include her extensive global financial management, consulting and advisory experience.

        Rita M. Rodriguez has been a director of the Company since January 2000. Dr. Rodriguez served as a Fellow and Senior Fellow at the Woodstock Theological Center at Georgetown University from 2002 until it ceased operations in June 2013, and from 1999 to 2002 served as an international finance consultant. Dr. Rodriguez was formerly a full-time member of the Board of Directors of the Export-Import Bank of the United States from 1982 to 1999. Prior to joining the Export-Import Bank Board, Dr. Rodriguez was a professor in the finance faculties at the University of Illinois at Chicago and Harvard Business School. In addition, Dr. Rodriguez has authored numerous journal articles and books on the subject of international finance. Dr. Rodriguez currently serves on the Board of Directors and as Chair of the Corporate Social Responsibility Committee of PVH Corp., an apparel company, and on the Board of Directors, the Risk Policy Committee, and as Chair of the Audit Committee of the Private Export Funding Corporation. She formerly served on the Board of Directors, Audit Committee and Nominating and Governance Committee of Ensco plc, an international offshore contract drilling company. We believe Dr. Rodriguez's qualifications to serve on our Board of Directors include her substantial experience in domestic and international accounting, finance and policy, including her academic finance experience, as well as her extensive experience serving on corporate boards.

        Patrick T. Ryan has been a director of the Company since July 2005. Mr. Ryan currently serves as Chief Executive Officer of Press Ganey Associates, Inc., a company specializing in health care performance improvement. Prior to Press Ganey, Mr. Ryan worked with SV Life Sciences as a Venture Partner from 2009 to 2012, and served as Chairman and Chief Executive Officer of The Broadlane Group from 2008 until its acquisition by MedAssets Inc. in 2010. Following such acquisition, Mr. Ryan served on the Board of Directors and in the interim role of President of Spend and Clinical Resource Management through the completion of the integration in May 2011. From 2004 to 2007, Mr. Ryan served as Chief Executive Officer and as a member of the Board of Directors of PolyMedica Corporation, a direct-to-consumer provider of health care products and services for individuals with chronic diseases, until its sale to Medco Health Solutions, Inc. Before joining PolyMedica, Mr. Ryan served as the Chairman and Chief Executive Officer of Physicians Dialysis Inc., a dialysis provider, until its acquisition by DaVita Inc. in 2004. Previously, Mr. Ryan has served as a partner at Westways Ventures, a firm specializing in the strategic development of companies in the healthcare and consumer sectors, as President and Chief Executive Officer of PrincipalCare Inc., a company specializing in women's healthcare, as President and Chief Executive Officer of ImageAmerica, Inc., a publicly traded company that provided medical diagnostic imaging services, as Co-Founder and President of R.B. Diagnostics, a company providing diagnostic imaging services, and on the Board of Directors of Hill-Rom Holdings, Inc. We believe Mr. Ryan's qualifications to serve on our Board of Directors include his substantial executive management experience at several public and private companies.

        Jide J. Zeitlin has been a director of the Company since January 2006. Mr. Zeitlin is a private investor with interests in Asia, the Middle East and Africa. He formerly served as a Partner at Goldman,

Sachs & Co., where he held a number of senior management positions in the investment banking division, including that of Global Chief Operating Officer. He also served in the firm's executive office. Mr. Zeitlin joined Goldman Sachs in 1987, became a Partner in 1996 and retired from the firm in December 2005. Mr. Zeitlin formerly served on the Board of Milton Academy and as Chairman of the Board of Trustees at Amherst College. He is currently a member of the Harvard Business School Board of Dean's Advisors, and the boards of Teach for America, Doris Duke Charitable Foundation, Montefiore Medical Center, Playwrights Horizons, Saint Ann's School, Common Ground Community and the Nigeria Sovereign Investment Authority. He also serves as Lead Independent Director, as a member of the Audit and Human Resources Committees, and as Chair of the Governance and Nominations Committee of Coach, Inc., a designer and marketer of premium handbags and accessories. We believe Mr. Zeitlin's qualifications to serve on our Board of Directors include his substantial experience as a senior executive in a leading investment bank, as well as his extensive service in Board capacities at numerous organizations.

Meetings of the Board of Directors and Committees and Corporate Governance Matters

        During 2013, the Board of Directors met six times. Each member of the Board of Directors in 2013 attended over 85% of the total number of meetings of (i) the Board of Directors and (ii) all standing committees of the Board of Directors on which such director served. We do not have a formal policy regarding director attendance at an annual meeting of stockholders. One director was in attendance at the 2013 Annual Meeting of Stockholders.

        At least annually, the Board of Directors evaluates the independence of our directors in light of the standards established by NYSE. A majority of our Board of Directors must be "independent" within the meaning of NYSE listing standards. After its most recent evaluation of director independence, the Board of Directors affirmatively determined that nine of our ten directors, Messrs. Byrne, Churchill, Ferguson, Meyerman, Nutt, Ryan and Zeitlin, Ms. Palandjian and Dr. Rodriguez, are "independent" for purposes of NYSE listing standards. The Board of Directors made these determinations based upon questionnaires completed by each director and individual evaluations of a director's employment or Board of Directors affiliations, and any commercial, family or other relationships. There were no such transactions for consideration in determining the independence of any director.

        The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Only independent directors within the meaning of NYSE listing standards serve on these committees. Each such committee acts pursuant to a written charter adopted by the respective committee. A description of each committee is set forth below.

        Audit Committee.    The Audit Committee currently consists of Messrs. Churchill and Meyerman, Ms. Palandjian and Dr. Rodriguez, with Dr. Rodriguez serving as Chair. Each of the members meets the independence standards applicable to audit committees under the Sarbanes-Oxley Act of 2002 and NYSE listing standards and is an audit committee financial expert as defined by the SEC. The Audit Committee's purpose is to assist the Board of Directors in oversight of our internal controls and financial statements and the audit process. The Audit Committee met eight times during 2013. Other members of the Board of Directors attend Audit Committee meetings from time to time at the invitation of the Audit Committee.

        Compensation Committee.    The Compensation Committee currently consists of Messrs. Byrne, Meyerman, Ryan and Zeitlin, with Mr. Ryan serving as Chair. Each member meets the independence requirements applicable to the Compensation Committee under NYSE listing standards. The Compensation Committee is responsible for overseeing our general compensation policies and establishing and reviewing the compensation plans and benefit programs applicable to our executive officers. In that capacity, the Compensation Committee also administers our stock option and incentive plans. The Compensation Committee met five times during 2013. Other members of the Board of Directors attend Compensation Committee meetings from time to time at the invitation of the Compensation Committee.

        Nominating and Governance Committee.    The Nominating and Governance Committee currently consists of Messrs. Byrne, Meyerman and Zeitlin and Dr. Rodriguez, with Mr. Meyerman serving as Chair. The Nominating and Governance Committee is primarily responsible for recommending criteria to the Board of Directors for board and committee membership, identifying and evaluating director candidates, overseeing the annual evaluation of the Board of Directors and its committees, and maintaining our Corporate Governance Guidelines. The Nominating and Governance Committee met four times during 2013. Other members of the Board of Directors attend Nominating and Governance Committee meetings from time to time at the invitation of the Nominating and Governance Committee.

        The Nominating and Governance Committee may solicit director candidate recommendations from a number of sources, including directors, executive officers and third party search firms. The Nominating and Governance Committee will consider for nomination any director candidates, including director candidates recommended by our stockholders, who are deemed qualified by the Nominating and Governance Committee in light of the qualifications and criteria for Board of Directors membership described below, or such other criteria as approved by the Board of Directors or a committee thereof from time to time. Stockholder recommendations must be submitted to the Nominating and Governance Committee in accordance with the requirements set forth in our By-laws, including those discussed below under the caption "Other Matters—Stockholder Proposals," and any procedures established from time to time by the Nominating and Governance Committee. The Nominating and Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates and considers this appropriate because it evaluates recommendations without regard to their source. The Nominating and Governance Committee evaluates any potential conflicts of interest on a case by case basis, to the extent they may arise.

        When considering candidates for directorship, the Nominating and Governance Committee takes into account a number of factors, including the following qualifications: the nominee shall have the highest personal and professional integrity and have demonstrated exceptional ability and judgment and the attributes necessary (in conjunction with the other members of the Board of Directors) to best serve the long-term interests of the Company and its stockholders. In addition, the Nominating and Governance Committee reviews from time to time the skills and characteristics necessary and appropriate for directors in light of the then current composition of the Board of Directors, including such factors as business experience, international background, diversity and knowledge of the financial services industry in general and the asset management industry in particular. In considering diversity, the Nominating and Governance Committee considers diversity of background and experience as well as ethnic and other forms of diversity. The Nominating and Governance Committee does not, however, have a formal policy regarding diversity in identifying nominees for a directorship, but rather, considers it among the various factors relevant to the consideration of any particular nominee. The Nominating and Governance Committee reviews at least annually our Corporate Governance Guidelines to ensure that we continue to meet best corporate governance practice standards.

        Executive Sessions of Non-management Directors.    Our non-management directors meet in regularly scheduled executive sessions. In accordance with the charter of the Nominating and Governance Committee and the By-laws of the Company, Mr. Meyerman, the Chair of the Nominating and Governance Committee, also serves as the lead independent director calling and chairing the executive sessions, including during the annual Board of Directors offsite, and communicating with Mr. Healey, the Chairman and Chief Executive Officer.

        Leadership Structure.    Mr. Healey serves as Chairman and Chief Executive Officer, and Mr. Meyerman serves as lead director. The Board of Directors believes that having the same person serve as Chief Executive Officer and Chairman focuses leadership, responsibility and accountability in a single person and that having a lead director provides for effective checks and balances and the ability of the independent directors to work effectively in the board setting.

        Recognizing the importance of the lead director position to the Company, in 2010 the Board of Directors amended the By-laws of the Company to provide that the lead director will perform many of the functions that an independent chairman would perform. The Board of Directors has appointed Mr. Meyerman as lead director because of his qualifications, including his extensive service in the financial services and banking industries, mergers and acquisitions experience, and international management and advisory experience. Mr. Meyerman's principal responsibilities include serving as a key source of communication between the independent directors and the Chief Executive Officer, and coordinating the agenda for and leading meetings of the independent directors.

        Risk Oversight.    It is a key responsibility of our Chief Executive Officer, President, Chief Financial Officer, General Counsel, and other members of our senior management team to identify, assess, and manage the Company's exposure to risk. The Board of Directors plays an important role in overseeing management's performance of these functions. The Board of Directors has approved the charter of the Audit Committee, which provides that one of the primary responsibilities of the Audit Committee is the discussion of the Company's financial risks and steps management has taken to monitor and control such risks, including with respect to risk assessment and risk management policies. The Audit Committee regularly discusses with management and the Company's independent auditors the Company's risk assessment and risk management processes, including major risk exposures, risk mitigants and the design and effectiveness of the Company's processes and controls to prevent and detect fraudulent activity. Furthermore, the Audit Committee and the Board of Directors as a whole receive regular reports from management and our independent auditors on prevailing material risks and the actions being taken to mitigate them, including reports regarding the Company's business and operations. Management also reports to the Audit Committee and the Board of Directors on steps being taken to enhance our risk management processes and controls in light of evolving market, business, regulatory, and other conditions.

        Related Person Transaction Oversight.    Pursuant to its charter, the Audit Committee is responsible for reviewing any possible related person transaction identified by management or other directors and, in accordance with this authority, has determined that there have been no related person transactions requiring disclosure under Item 404(a) of Regulation S-K.

        Compensation Committee Interlocks and Insider Participation.    The members of the Compensation Committee during fiscal year 2013 are set forth above under "—Compensation Committee." No member of the Compensation Committee has been an officer or employee of the Company or has been involved in any related person transactions. No executive officer of the Company serves on the compensation committee or board of directors of another company that has an executive officer that serves on the Company's Compensation Committee or Board of Directors.

        Stockholder and Interested Party Communications with Non-management Directors or the Board of Directors.    A stockholder or other interested party may communicate directly with Mr. Meyerman, the lead director, by sending a confidential letter addressed to his attention at Affiliated Managers Group, Inc., 600 Hale Street, P.O. Box 1000, Prides Crossing, Massachusetts 01965. Any communications to the full Board of Directors may be directed to John Kingston, III, Vice Chairman, General Counsel and Secretary of the Company, who would, in his discretion, discuss the communications with the Board of Directors at a regular meeting of the Board of Directors.

        Availability of Corporate Governance Documents.    We maintain a Company website that includes, among other items, the Corporate Governance Guidelines; the Code of Ethics applicable to all directors, officers and employees; the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer and other senior financial officers; the Insider Trading Policy and Procedures applicable to all directors, officers and employees; and the charters for the Audit, Compensation and Nominating and Governance Committees. This information is available on the "Investor Relations" section of our website, www.amg.com, under "Corporate Governance", or for the Committee charters under "Board of Directors", but is not incorporated by reference into this Proxy

Statement. If we make any substantive amendment to the Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to certain executive officers, we are obligated to disclose the nature of such amendment or waiver, the name of the person to whom any waiver was granted, and the date of waiver on our website or in a report on Form 8-K.

Information Regarding Executive Officers of the Company

        The name, age (as of April 1, 2014) and positions of each of our named executive officers, as well as a description of their business experience and past employment during at least the last five years, is set forth below:

Name	Age	Position
Sean M. Healey	52	Chairman and Chief Executive Officer
Nathaniel Dalton	47	President and Chief Operating Officer
Jay C. Horgen	43	Chief Financial Officer and Treasurer
Andrew Dyson	49	Executive Vice President and Head of Global Distribution
John Kingston, III	48	Vice Chairman, General Counsel and Secretary

        For the biographical information of Mr. Healey, see "Information Regarding the Nominees" above.

        Nathaniel Dalton currently serves as the President and Chief Operating Officer of the Company. Mr. Dalton has served as Chief Operating Officer of the Company since 2006, and was named President in May 2011. Previously, Mr. Dalton served as a Senior Vice President, an Executive Vice President and the General Counsel of the Company. Prior to joining AMG, Mr. Dalton was an attorney at Goodwin Procter LLP, focusing on mergers and acquisitions, including those in the asset management industry. Mr. Dalton received a J.D. from Boston University School of Law and a B.A. from the University of Pennsylvania.

        Jay C. Horgen currently serves as the Chief Financial Officer and Treasurer of the Company, a role he has served in since May 2011. Previously, Mr. Horgen served as an Executive Vice President of the Company. Prior to joining AMG, Mr. Horgen was a founder and managing director of Eastside Partners, a private equity firm. From 2000 to 2005, Mr. Horgen served as a managing director in the Financial Institutions Group at Merrill Lynch, Pierce, Fenner & Smith Incorporated. Prior to that, he worked as an investment banker in the Financial Institutions Group at Goldman, Sachs & Co. Mr. Horgen received a B.A. from Yale University.

        Andrew Dyson joined AMG in July 2011 as Executive Vice President and Head of Global Distribution, responsible for managing the Company's global distribution platform. Prior to joining AMG, Mr. Dyson served as Head of BlackRock's Global Institutional Client Business. In prior roles at BlackRock and Merrill Lynch Investment Managers, Mr. Dyson held senior distribution positions, including Head of the International Institutional Business, and, before that, Head of the Institutional Business for Europe, Middle East, Africa and Asia Pacific. Prior to joining Merrill Lynch in 2001, Mr. Dyson was a worldwide Partner at William M. Mercer, where his roles included Head of U.S. Multinational Investment Consulting and Head of U.K. Pension Fund Investment Consulting. He received an M.A. degree in Mathematics from Cambridge University.

        John Kingston, III currently serves as the Vice Chairman, General Counsel and Secretary of the Company. Mr. Kingston has served as the General Counsel and Secretary of the Company since 2002, and was named Vice Chairman in May 2011. Mr. Kingston also served as an Executive Vice President of the Company from 2006 to 2011. Prior to joining AMG, Mr. Kingston served as a senior counsel to Miller Anderson & Sherrerd, LLP, a division of Morgan Stanley Investment Management, and was an attorney at Ropes & Gray LLP, focusing on corporate and securities laws issues, with a particular focus on the investment management industry. Mr. Kingston received a J.D. from Harvard Law School, and a B.S. and B.A. from the University of Pennsylvania.

 Compensation Discussion and Analysis

Executive Summary

        This section provides discussion and analysis of our executive compensation program: the elements of executive compensation, the 2013 compensation results, the rationale and process for reaching these results and our compensation governance policies. The compensation results discussed will be those of our Chairman and Chief Executive Officer, Sean M. Healey, and the four other senior executives comprising our named executive officers.

        In determining compensation awards for 2013, the Compensation Committee of the Board of Directors considered the Company's exceptional results in 2013 and over the longer term, as well as the individual contributions of management to this consistent track record of excellent performance. Led by Mr. Healey and the other named executive officers, in 2013 the Company achieved record operating results across all aspects of our business and implemented key strategic initiatives to position AMG for further growth. Our 2013 compensation reflects the continued growth in stockholder value resulting from this performance, the long-term alignment of executive compensation with stockholder interests, and the importance of retaining Mr. Healey and other senior executives who have driven the Company's exceptional historical performance and are critical to its continued success.

  2013 Performance Highlights

  Record AMG Financial Results:

  •
  GAAP net income of $360.5 million, an increase of 107% over 2012 to the highest level in Company history

  •
  Economic net income of $570.1 million, an increase of 39% over 2012 to the highest level in Company history

  •
  GAAP earnings per share of $6.55, an increase of 100% over 2012 to the highest level in Company history

  •
  Economic earnings per share of $10.31, an increase of 34% over 2012 to the highest level in Company history

  •
  EBITDA of $819.9 million, an increase of 51% over 2012 to the highest level in Company history

  •
  Assets under management of $544 billion at year end, an increase of 26% over 2012 to the highest level in Company history

Exhibit 1

  Outstanding Stockholder Value Creation:

  •
  Total stockholder return ("TSR") of 67% in 2013, continuing the long-term trend of outstanding value creation, with TSR of 119% and 417% over three-and five-year periods and 1284% since our IPO

  •
  Long-term TSR significantly outpacing the increase in the S&P 500 as well as 75% of our peer group over the one-, three-, five- and ten-year periods and since our IPO

Exhibit 2

  Industry-Leading Organic Growth—Continued Success of Global Distribution Strategy:

  •
  Net client cash flows of $40.7 billion for 2013, leading our peer group on a percentage growth basis, with significant new business generated in all channels and coverage regions around the world

  •
  Building on the momentum of our global distribution strategic initiative, with investments in expanded capabilities in 2013 and 2014 year-to-date

  –
  Institutional platform:

  •
  Made significant additions to our global coverage with new senior hires, including a new Head of Europe, additional coverage for the Benelux, German and Swiss markets, and extended breadth of our coverage in Australia

  •
  Opened a new distribution office in Zurich

  –
  U.S. retail distribution platform:

  •
  Announced the rebranding of the Company's domestic retail distribution business as AMG Funds

  •
  Exercised an option to acquire all remaining equity in Aston Asset Management, resulting in Aston becoming part of AMG Funds, a platform with approximately $80 billion in assets under management and administration

  •
  Hired CEO of AMG Funds

  Successful Investments in Additional High-Quality Boutique Investment Management Firms:

  •
  Actively and successfully cultivated relationships with prospective affiliates around the globe, involving more than 300 contacts with over 200 firms in 2013 alone—including over 75 meetings in thirteen countries by Mr. Healey personally—positioning the Company for substantial forward new Affiliate investment activity, announcing five investments in 2013 and 2014 year-to-date:

  –
  Clarfeld Financial Advisors, LLC, an addition to our AMG Wealth Partners platform, which extends our model of investing in asset management firms to the unique attributes of ultra-high net worth wealth management firms

  –
  SouthernSun Asset Management, LLC, an exceptional small- and mid-cap equity manager with an outstanding long-term record of investment performance

  –
  EIG Global Energy Partners, LLC, a leading global alternative investment firm specializing in structured private investments in energy, resources and related infrastructure

  –
  River Road Asset Management, LLC, offering industry-leading value-oriented U.S. equity strategies, with a history of product innovation, especially in low-volatility, income-oriented products

  –
  Veritas Asset Management LLP, a leading independent global and Asian equity manager with award-winning investment strategies managed on behalf of institutional and retail clients in the United Kingdom and around the world

  Active Balance Sheet Management to Achieve Growth Objectives:

  •
  Significantly lowered our cost of capital and enhanced our financial flexibility for executing on our growth strategy:

  –
  Closed on a new syndicated $1.25 billion five-year revolving bank facility at highly attractive rates

  –
  Redeemed our outstanding $460.0 million senior convertible notes (due 2038)

  •
  Investment grade credit rating upgraded to "BBB" by both Standard & Poor's and Fitch in July 2013, reflecting our global scale and diversity, as well as our strong operating history

  2013 Compensation Results

        The Compensation Committee believes that the 2013 compensation structure appropriately rewarded our executives for exceptional performance in 2013 and continued stockholder value creation, closely aligned management incentives with stockholder interests, provided a basis to retain and motivate our senior executives and reflected market compensation levels for high-performing executives at comparable large asset management companies.

  •
  Total compensation aligned with stockholder return.  Total compensation for our Chairman and CEO was substantially unchanged, increasing by only 1% over 2012, while the Company's stockholder return for the one-year (67%), three-year (119%) and five-year periods (417%), and since our IPO (1284%) substantially outpaced that of the S&P 500 as well as 75% of our peer group under Mr. Healey's leadership

Exhibit 3

  •
  Base salary unchanged.  Base salaries were held at the same level as 2012 for all named executive officers and comprised only 4% of Mr. Healey's total compensation

  •
  Cash bonuses unchanged.  Cash bonuses were held at the same level as 2012 for all named executive officers and comprised only 25% of Mr. Healey's total compensation

  –
  Base salary and cash bonus combined comprised only 29% of Mr. Healey's total compensation, with the remainder awarded in the form of deferred long-term equity grants

  •
  Compensation largely deferred.  Of Mr. Healey's total 2013 compensation, 71% is deferred in the form of long-term equity grants, with highly back-ended vesting and distribution provisions dependent on future stock performance, thereby closely aligning executive compensation with long-term stockholder interests:

    –
    Long-Term Deferred Equity Awards—restricted stock grants that vest over an eight-year period, from 2014 to 2021—no shares may be sold until 2017 at the earliest

    –
    Long-Term Performance Equity Awards—restricted stock grants with rigorous dual performance conditions tied to Company share price appreciation—forfeited without value if stock appreciation conditions are not met

  Exhibit 4

        The 2013 compensation for our named executive officers is summarized and compared to 2012 total compensation in the following table:

Name	Salary	Cash Bonus	Long-Term Deferred Equity Award	Long-Term Performance Equity Award	All Other Compensation	Total 2013 Compensation	Total 2012 Compensation
Sean M. Healey	$750,000	$5,000,000	$7,200,000	$7,000,000	$57,855	$20,007,855	$19,800,156
Nathaniel Dalton	$500,000	$3,000,000	$4,220,000	$4,230,000	$59,287	$12,009,287	$11,889,575
Jay C. Horgen	$500,000	$2,500,000	$5,550,000	$1,300,000	$51,704	$9,901,704	$9,909,837
Andrew Dyson	$334,889	$1,740,169	$1,600,000	$1,300,000	$34,786	$5,009,844	$3,842,783
John Kingston, III	$350,000	$800,000	$920,000	$930,000	$39,638	$3,039,638	$3,038,975

  2013 Compensation Program Enhancements

        Through the years, and continuing in 2013, AMG executives and members of the Compensation Committee have undertaken a program of investor outreach with respect to our compensation programs and philosophy, and have actively sought investor feedback on these topics. Throughout 2013 and early 2014, we held meetings with a significant number of our largest shareholders. We also met with proxy advisory firms to solicit their feedback. As a result, the Compensation Committee determined to make the following enhancements and modifications, to ensure that the Company's compensation program remains an industry leader in the rigorous alignment of management incentives with long-term stockholder interests:

  •
  Clarified the direct linkage between cash bonuses and Economic net income, the Company's key operating metric

  •
  Replaced the Long-Term Equity Interests Plan ("LTEIP") with more transparent restricted stock awards featuring highly back-ended vesting and distribution provisions dependent on future stock performance:

  –
  Long-Term Deferred Equity Awards—a highly deferred restricted stock instrument—recipients do not fully vest until 2021, with no sales of shares until 2017

  –
  Long-Term Performance Equity Awards—restricted stock grants with rigorous dual performance conditions tied to Company share price appreciation—forfeited without value if stock appreciation conditions are not met

  •
  Established a 2013 $5 million cash bonus cap

  •
  Enhanced equity ownership guidelines providing that a named executive officer or director should own equity in the amount of: ten times annual base salary (in the case of Mr. Healey); seven times annual base salary (in the case of our other named executive officers); or five times base annual fees for service (in the case of directors)

        These enhancements will be discussed in greater detail throughout the balance of this Compensation Discussion and Analysis.

Our Executive Compensation Program—Philosophy and Components

        Our executive compensation program has been structured by our Compensation Committee over the long term to further several core objectives:

  •
  Closely aligning executive compensation with stockholder value creation and our performance as measured by Economic net income, the Company's key operating metric

  •
  Attracting, retaining and motivating the services of key members of senior management—especially Mr. Healey, a widely recognized leader in the asset management industry whose vision and leadership have shaped the Company and driven its long-term success

  •
  Compensating executives based on a combination of Company and individual performance

  •
  Focusing executives on long-term performance with deferred compensation and equity awards

  •
  Avoiding incentives that might encourage excessive risk taking

        These objectives inform the design of the following core components of our compensation program, each of which is discussed in turn below:

  •
  Awarding the fixed and performance-based elements of compensation in an appropriate mix to align management incentives with stockholder value creation

  •
  Performing market comparisons to ensure that our compensation is in line with that of peer asset management companies

  •
  Implementing strong compensation governance practices

  Elements of compensation

        Base salary.    Our Compensation Committee believes that an executive officer's total compensation should comprise principally equity and performance-based cash compensation to best align compensation with increases in stockholder value. We therefore utilize relatively lower base salaries and modest perquisites, such that fixed compensation represents a small portion of total compensation. In total, base salaries and other fixed compensation for the named executive officers typically represent less than 10% of their total compensation.

        Cash bonuses.    When determining performance-based cash bonus levels, the Compensation Committee establishes an incentive cash compensation pool for officers comprising a specified percentage of pre-tax, pre-compensation Economic net income ("Adjusted Economic net income"). Economic net income is a non-GAAP performance metric that we consider an important measure of our financial performance, as we believe it best represents our operating performance before non-cash expenses relating to our acquisition of interests in our Affiliates. Economic net income is used by our management and Board of Directors as our principal performance benchmark, and as a result it is also an important factor in setting performance-based executive compensation. (See page 22 of our 2013 Annual Report on Form 10-K—Supplemental Performance Measures—for further detail on the calculation of Economic net income.)

        Although the cash bonus incentive pool is the source of funding for cash bonuses, the size of the pool does not itself determine the amounts of the cash bonuses awarded to executives. In setting the size of the awards, the Committee considers a variety of factors, including the cash bonus compensation and total compensation being paid by peer companies and in the industry generally, the Company's performance relative to past performance and peer company results, the individual contributions of the executives to the Company's performance and the relative size of the cash bonus as compared to the deferred compensation to be awarded in the form of equity awards.

        Equity awards.    The Compensation Committee believes that deferred compensation in the form of equity-based awards provides long-term incentives that further the objectives of increasing stockholder value and retaining our senior management team. Given the Committee's objective of aligning compensation with increases in stockholder value, the Committee generally intends that the substantial majority of total compensation be equity-based. Grants of equity-based interests are also generally a larger portion of the variable performance-based compensation than cash bonuses. Furthermore, since the Committee believes the longevity and continuity of management is a strategic advantage creating stockholder value over the long term, in granting equity awards the Committee ensures that awards have a long-term focus, vest over multiple years, and, in certain cases, are also subject to additional performance goals.

        The Committee grants equity-based incentive compensation awards on the basis of our historical performance and the individual executive officer's contributions to that performance, as well as the expected contribution of the executive officer to our future performance. The Committee also considers the relationship of equity-based compensation awards to the performance-based cash compensation to be paid to each executive officer in any particular year. The Committee further considers each executive's existing equity ownership, including the relative size and structure of historical grants and the portions of an award that are not yet vested. In addition, the Committee considers the performance and equity-based compensation levels of the Company and our individual executive officers relative to peer companies, as well as the comparative levels of equity ownership of individual officers at such companies.

  Market comparisons

        Our Compensation Committee believes that in order to retain key management team members with a long-term track record of success, total compensation should be appropriate relative to the marketplace for the services of our executive officers. The Committee places great value on the exceptional caliber of our named executive officers, as well as the strategic benefits accruing from a stable long-tenured senior management team that has led the Company since its IPO—reflected in the Company's outstanding long-term performance on an absolute basis and relative to its peers and the market. Mr. Healey is a widely recognized leader in the asset management industry whose vision and leadership built AMG, over a 20-year period, from an early-stage company to one of the largest asset management businesses in the industry. Retention of Mr. Healey and the other senior officers in a very competitive market for executive talent is therefore a high priority.

        The Compensation Committee assesses the marketplace by reviewing the compensation paid to executive officers performing similar functions at other companies in the investment management industry. In particular, executive officer compensation is reviewed against our peer group of publicly traded asset management companies comprising the following:

AllianceBernstein Holding L.P.	Invesco Ltd.
Ameriprise Financial, Inc.	Legg Mason Inc.
The Bank of New York Mellon Corp.	Northern Trust Corp.
BlackRock, Inc.	State Street Corp.
Eaton Vance Corp.	T. Rowe Price Group, Inc.
Franklin Resources, Inc.	Waddell & Reed Financial, Inc.

        Prior to this year, our peer group also included Federated Investors, Inc. and Janus Capital Group Inc. and did not include The Bank of New York Mellon Corp., Northern Trust Corp. or State Street Corp. The peer group was revised to reflect companies with market capitalizations, operational and geographic scope, and complexity more in line with that of AMG, removing those with substantially smaller capitalizations and adding larger companies deemed to be peers by other larger companies in our peer group. In addition to the above peer group, the Committee also considers a range of alternative investment and other investment management firms comprising the marketplace for the services of our executive officers.

        In reviewing the peer universe, the Compensation Committee gives consideration to the fact that certain of these companies are more closely comparable to the Company, and accordingly considers the relative comparability of the companies in its assessment of various compensation structures and arrangements. Specifically, we consider which companies are most comparable with respect to size (market capitalization and assets under management) and general business profile (those companies that have similarly specialized equities and alternative investment management capabilities, or with similar business strategies). We also consider the senior management profile of a company in determining compensation comparability (for example, the extent to which founders or family members serve in key senior management roles). While the Compensation Committee reviews peer compensation for comparison purposes, this review is not the determining factor and is only one of many factors that are considered by the Compensation Committee in setting compensation.

  Compensation Governance Practices

        The Company's strong governance procedures and practices with respect to employment and compensation include the following:

  •
  No employment agreements with the Chairman and Chief Executive Officer, President and Chief Operating Officer, or Chief Financial Officer

  •
  No change in control agreements with our executives

  •
  The base salary and other fixed compensation generally comprise less than 5% of total compensation for Mr. Healey

  •
  No tax reimbursements or "gross-ups" for any perquisites

  •
  No supplemental retirement benefits for any executive officer

  •
  An insider trading policy that prohibits hedging of Company securities

  •
  No pledging of Company securities

  •
  No option re-pricing or buy-outs of underwater stock options

  •
  Equity ownership guidelines for our executive officers and directors requiring long-term ownership of equity totaling a multiple of base salary or directors' fees

  •
  Thorough risk assessment process, as described under "Risk Considerations in our Compensation Programs" below

  •
  A "double-trigger" vesting upon change in control for all grants awarded after January 1, 2013

  •
  A clawback policy that allows, under certain circumstances, for the recoupment of performance-based compensation from executive officers

Our Compensation Committee

        The Compensation Committee oversees our general compensation policies, establishes and reviews the compensation plans and benefit programs applicable to our executive officers, and administers our stock option and equity incentive plans.

        The Compensation Committee consists of Messrs. Byrne, Meyerman, Ryan and Zeitlin, with Mr. Ryan serving as the Chair. The members of the Committee have significant experience in compensation matters as a result of their service as executive officers or advisors to various public and private companies, and the Committee members collectively have extensive experience with the Company and its compensation matters. The Committee's agenda and meeting calendar is determined by the Committee, with input as appropriate from Mr. Healey, who attends meetings at the request of the Committee. In his capacity as Chairman and Chief Executive Officer, Mr. Healey participates in discussions with the Committee concerning the compensation of other members of executive management and the design of long-term and equity incentive plans, but does not participate in discussions regarding his own performance goals, contributions or compensation, which occur in executive sessions of the Committee and in meetings of the Committee with our independent compensation consultant. The Committee also invites Mr. Kingston, Vice Chairman and General Counsel, to attend certain meetings to discuss the design, implementation and administration of long-term incentive, equity incentive and deferred compensation plans. The Committee has the sole authority for approving the compensation of our executive officers and the performance goals related to such plans and programs.

        The Committee regularly meets without management team members present. The Chair from time to time requests that all other independent directors meet with the Committee in executive session, and otherwise regularly provides reports to the Board on compensation considerations. The Committee's independent compensation consultant participates in conference calls and meetings without management present at key points throughout the year, including conference calls and meetings with the Chair of the Committee.

  Compensation Consultants

        In 2013, the Committee again engaged an independent outside executive compensation consulting firm, Thomas E. Shea & Associates, LLC ("Shea & Associates"), to assist the Committee with compensation matters, including providing peer universe benchmarking information and an independent analysis of how our executive and board compensation policies and practices compared to those of the peer universe. In addition to a review of cash and equity compensation and perquisite arrangements across the industry, the analysis provided by Shea & Associates also considered financial metrics for our peer group, including market capitalization, assets under management, various measures of profitability, and stock price performance. In order to prepare its analysis for the Committee, Shea & Associates met from time to time with management.

        Shea & Associates, which provides no other services to us, reported its findings directly to the Committee. In setting executive officer compensation levels, the Committee considered the comparative compensation analyses provided by Shea & Associates, and then applied the collective experience and judgment of the Committee to such data (and the relative significance of the various comparative universe components) to make compensation determinations. A representative of Shea & Associates met with the Committee in formal Committee meetings, as well as outside Committee meetings in sessions with Committee members, particularly with the Committee Chair, at key points throughout the year to update the Committee on the status of compensation surveys, and make recommendations regarding executive officer and director compensation programs and levels.

        The independence of Shea & Associates has been evaluated in accordance with SEC rules, and it has been determined that its work does not raise any conflict of interest.

2013 Performance Highlights

        In 2013, the Company's financial performance on an absolute basis was very strong, and performance relative to its publicly traded asset management industry peer group was particularly strong. In making its compensation determinations, the Compensation Committee reviewed and considered AMG's financial performance and growth across all areas of its business in 2013 and over the longer term, the Company's continued track record of outstanding stockholder value creation, and the positioning of the business for future growth around the globe. Specifically, the Compensation Committee considered the following:

  Record AMG Financial Results:

  •
  GAAP net income of $360.5 million, an increase of 107% over 2012 to the highest level in Company history

  •
  Economic net income of $570.1 million, an increase of 39% over 2012 to the highest level in Company history

  •
  GAAP earnings per share of $6.55, an increase of 100% over 2012 to the highest level in Company history

  •
  Economic earnings per share of $10.31, an increase of 34% over 2012 to the highest level in Company history

  •
  EBITDA of $819.9 million, an increase of 51% over 2012 to the highest level in Company history

  •
  Assets under management of $544 billion at year end, an increase of 26% over 2012 to the highest level in Company history (Please see Exhibit 1, page 12.)

  Outstanding Stockholder Value Creation:

  •
  TSR of 67% in 2013, continuing the long-term trend of outstanding value creation, with TSR of 119% and 417% over three- and five-year periods and 1284% since our IPO

  •
  Historical stock returns significantly outpaced the increase in the S&P 500 as well 75% of our peer group over the one-, three-, five- and ten-year periods and since our IPO—Exhibit 5 reflects such outperformance over various periods

Exhibit 5

Stock returns calculated as of December 31 in specified year

  Industry-Leading Organic Growth—Continued Success of Global Distribution Strategy:

  •
  Net client cash flows of $40.7 billion for 2013, leading our peer group on a percentage growth basis, with significant new business generated in all channels and coverage regions around the world

  •
  The Company has the most consistent record of strong positive net client cash flows over the last fifteen-quarter period, with net client cash flows exceeding $100 billion in the aggregate—Exhibit 6 displays quarterly organic growth from net client cash flows for peer companies and other comparable large publicly-traded investment management companies

Exhibit 6

  •
  Building on the momentum of our global distribution strategic initiative, with investments in expanded capabilities in 2013 and 2014 year-to-date

  –
  Institutional platform:

  •
  Made significant additions to our global coverage with new senior hires, including a new Head of Europe, additional coverage for the Benelux, German and Swiss markets, and extended breadth of our coverage in Australia

  •
  Opened a new distribution office in Zurich

  –
  U.S. retail distribution platform:

  •
  Announced the rebranding of the Company's domestic retail distribution business as AMG Funds

  •
  Exercised an option to acquire all remaining equity in Aston Asset Management, resulting in Aston becoming part of AMG Funds, a platform with approximately $80 billion in assets under management and administration

  •
  Hired CEO of AMG Funds

  Successful Investments in Additional High-Quality Boutique Investment Management Firms:

  •
  Actively and successfully cultivated relationships with prospective affiliates around the globe, involving more than 300 contacts with over 200 firms in 2013 alone—including over 75 meetings in thirteen countries by Mr. Healey personally—positioning the Company for substantial forward new Affiliate investment activity, announcing five investments in 2013 and 2014 year-to-date:

  –
  Clarfeld Financial Advisors, LLC, an addition to our AMG Wealth Partners platform, which extends our model of investing in asset management firms to the unique attributes of ultra-high net worth wealth management firms

  –
  SouthernSun Asset Management, LLC, an exceptional small- and mid-cap equity manager with an outstanding long-term record of investment performance

  –
  EIG Global Energy Partners, LLC, a leading global alternative investment firm specializing in structured private investments in energy, resources and related infrastructure

  –
  River Road Asset Management, LLC, offering industry-leading value-oriented U.S. equity strategies, with a history of product innovation, especially in low-volatility, income-oriented products

  –
  Veritas Asset Management LLP, a leading independent global and Asian equity manager with award-winning investment strategies managed on behalf of institutional and retail clients in the United Kingdom and around the world

  Active Balance Sheet Management to Achieve Growth Objectives

  •
  Significantly lowered our cost of capital and enhanced our financial flexibility for executing on our growth strategy:

  –
  Closed on a new syndicated $1.25 billion five-year revolving bank facility at highly attractive rates

  –
  Redeemed our outstanding $460.0 million senior convertible notes (due 2038)

  •
  Investment grade credit rating upgraded to "BBB" by both Standard & Poor's and Fitch in July 2013, reflecting our global scale and diversity, as well as our strong operating history

2013 Compensation Process

        The Compensation Committee initiated the annual compensation process during the final Committee meetings of 2012 and continued throughout 2013 to review the principles and continuing effectiveness of the compensation program with the assistance of Shea & Associates. The Committee considered the components of the compensation program discussed above—including the mix of elements of executive compensation, market levels of compensation and our compensation governance practices—in analyzing the extent to which the program is furthering the Committee's objectives of aligning compensation with stockholder value creation while retaining and motivating our executives. The Committee also considered the Company's Economic earnings performance over the course of the year for purposes of determining the size of the cash compensation incentive pool for our officers (set as a percentage of Adjusted Economic net income).

        In preparation for the determinations to be made by the Committee at the end of the year, various members of the Committee (and particularly the Committee Chair) conducted a series of conference calls with Shea & Associates outside of formal meetings to consider cash bonus compensation of our peer universe and potential bonus arrangements. The Committee also met in December 2013 and reviewed updated estimates concerning our performance, the potential size of the officer bonus pool, and specific bonus arrangements for each executive officer.

        In determining cash bonuses, the Committee considered a market cash bonus compensation analysis of our peer universe as part of developing a total compensation package that was competitive relative to the marketplace for our named executive officers. In addition, although the Committee does not have specific targets that it applies to such evaluation, the Committee also considered our performance and the various factors that may have affected such performance in that year (including market conditions, the possible timing of transactions and new financing arrangements, and the relative levels of management and performance fees), as well as the performance relative to the peer universe. Finally, the Committee also evaluated final compensation determinations in the context of its objective to maximize financial performance and realize appropriate growth returns for our stockholders.

        At the end of 2013, based upon our performance and the most current peer universe compensation information, the Committee then reviewed 2013 compensation arrangements and made final performance-based cash compensation and equity grant determinations.

Stockholder and Proxy Advisory Firm Feedback and Surveys

        At our 2013 Annual Meeting, stockholders approved the Company's 2013 Incentive Stock Award Plan and voted in favor of our executive officer compensation arrangements. Senior management regularly meets with and surveys the leading proxy advisory firms and the Company's largest stockholders regarding the Company's executive compensation programs. In its survey of its largest stockholders, the Company found that stockholders understood and supported the Company's executive compensation philosophy and its execution, recognizing the importance of aligning compensation with stockholder value creation and the Company's financial performance, as well as the importance of retaining and motivating Mr. Healey and the other key members of senior management, who have been the cornerstones of the Company's superior earnings and stock price growth since the Company's initial public offering. While appreciating the input of proxy advisory firms, stockholders recognize that in such firms' analysis, notwithstanding ongoing efforts to refine peer selection methodology, peer groups are generally based on broad financial services Global Industry Classifications Standards Codes ("GICS Codes") (including companies with much different business models) and balance sheet comparisons, rather than directly comparable publicly traded asset management firms recognized as peers by the Company, the analyst community following the Company, the Company's stockholders and many peer asset management firms that include the Company as peers in their public disclosure.

        The Company's management continues to communicate with proxy advisory firms, to follow developments in their methodologies and analyses, and to consider the input of such firms to ensure that the Company and its Board remain cognizant of current and possible future developments.

2013 Compensation Decisions

        In light of the Compensation Committee's philosophy that executive compensation should be aligned with financial performance and stockholder value creation, and given the strength of 2013 and historical financial performance and continued growth in stockholder value, the Committee made the following determinations regarding 2013 compensation awards for named executive officers:

  •
  Total compensation aligned with stockholder return.  Total compensation for our Chairman and CEO was substantially unchanged, increasing by only 1% over 2012, while the Company's stockholder return for the one-year (67%), three-year (119%) and five-year periods (417%), and since our IPO (1284%) substantially outpaced that of the S&P 500 as well as 75% of our peer group under Mr. Healey's leadership

  Exhibit 7

  •
  Base salary unchanged.  Base salaries were held at the same level as 2012 for all named executive officers and comprising only 4% of Mr. Healey's total compensation

  •
  Cash bonuses unchanged.  Cash bonuses were held at the same level as 2012 for all named executive officers and comprising only 25% of Mr. Healey's total compensation

  –
  Base salary and cash bonus combined comprised only 29% of Mr. Healey's total compensation, with the remainder awarded in the form of deferred long-term equity grants

  •
  Compensation largely deferred.  Of Mr. Healey's total 2013 compensation, 71% is deferred in the form of long-term equity grants, with highly back-ended vesting and distribution provisions dependent on future stock performance, thereby closely aligning executive compensation with long-term stockholder interests:

    –
    Long-Term Deferred Equity Awards—

    •
    Restricted stock grant that vests over an eight-year period, from 2014 to 2021

    •
    No shares may be sold until 2017 at the earliest

    –
    Long-Term Performance Equity Awards—

    •
    Restricted stock grant that is forfeited without value if rigorous dual performance conditions are not achieved

    •
    Grant is structured in three equal tranches—each tranche with share price performance hurdles (as compared to AMG's share price on the initial grant date) of 15%, 25% and 35%, respectively

    •
    Shares under each tranche are deliverable to holders on only the 4th, 5th or 6th anniversary of the grant date if

    –
    AMG share price has traded above the applicable share price performance hurdle for 30 consecutive days, and

    –
    AMG share price is also above the 15% share price performance hurdle on the anniversary date

    •
    Any tranche not delivered to the holder by the 6th anniversary date is forfeited without value

  Exhibit 8

        The 2013 compensation for our named executive officers is summarized and compared to 2012 total compensation in the following table:

Name	Salary	Cash Bonus	Long-Term Deferred Equity Award	Long-Term Performance Equity Award	All Other Compensation	Total 2013 Compensation	Total 2012 Compensation
Sean M. Healey	$750,000	$5,000,000	$7,200,000	$7,000,000	$57,855	$20,007,855	$19,800,156
Nathaniel Dalton	$500,000	$3,000,000	$4,220,000	$4,230,000	$59,287	$12,009,287	$11,889,575
Jay C. Horgen	$500,000	$2,500,000	$5,550,000	$1,300,000	$51,704	$9,901,704	$9,909,837
Andrew Dyson	$334,889	$1,740,169	$1,600,000	$1,300,000	$34,786	$5,009,844	$3,842,783
John Kingston, III	$350,000	$800,000	$920,000	$930,000	$39,638	$3,039,638	$3,038,975

        Each of the key elements of named executive 2013 compensation is discussed in greater detail in the following sections, and summarized in the following table:

KEY COMPENSATION ELEMENTS

  2013 Compensation Elements—Base Salary

        We pay base salary because it forms the foundation of any competitive total compensation package. In determining base salary levels for our executive officers, the Committee takes into account the executive's scope of responsibility, performance and salary history as well as internal consistency within our salary structure. In addition, the Committee annually reviews the base salary being paid to executive officers of other public companies in the peer universe. Because the Committee believes that equity and performance-based cash compensation should constitute the substantial majority of compensation paid to our named executive officers, we target the level of cash base salary at the median for comparable positions in our peer group. In light of the Committee's philosophy and the factors stated above, the Committee determined that for the ninth year in a row, base salaries would again remain unchanged. For Mr. Healey, base salary and other fixed compensation comprise approximately 5% of his total compensation for 2013.

  2013 Compensation Elements—Cash Bonus

        The Compensation Committee annually sets parameters to guide the end-of-year decision making process regarding the establishment of a cash incentive pool under our Executive Incentive Plan (from which grants are awarded to the Company's officers). The cash incentive pool is determined as a percentage of our Economic net income, as calculated on a pre-tax, pre-compensation basis (our "Adjusted Economic net income"). Our Board of Directors and Compensation Committee utilize Economic net income and Economic earnings per share as the principal metrics for measuring AMG's financial performance as these non-GAAP performance measures provide the best representation of AMG's earnings available to acquire new or existing Affiliate interests, repay outstanding indebtedness, repurchase outstanding equity or pay dividends to shareholders. As compared to GAAP net income and earnings per share, Economic net income and Economic earnings per share primarily adjust for non-cash items resulting from our acquisition of interests in new or existing Affiliates. Economic net income and Economic earnings per share also allow for greater comparability to AMG's peer group because the majority of our peers do not acquire interests in new or existing Affiliates as frequently as does AMG.

        For 2013, the Compensation Committee set the cash incentive pool at 2.5% of Adjusted Economic net income, which resulted in an available award pool of $19.7 million for officers. Although Mr. Healey had a targeted cash bonus of $5 million—which assumed continued excellent execution across the Company's growth strategy—the Compensation Committee had the discretion to award a cash bonus ranging from 0% to 100% of the targeted level. Recognizing Mr. Healey's central role in the Company's growth and strategic positioning in 2013, the Compensation Committee determined to award Mr. Healey his targeted cash bonus of $5 million.

        Consistent with the Company's philosophy that compensation be deferred to maintain alignment with stockholder interests, the Compensation Committee further determined that 72% of our executive officers' 2013 incentive compensation, and approximately 74% in the case of Mr. Healey, would be deferred in the form of long-dated equity awards with highly back-ended vesting and distribution provisions—a substantial portion of which will be forfeited without any value should rigorous share price growth targets not be achieved. The deferred compensation structures utilized in 2013 are discussed further below.

        In determining cash bonus amounts, the Committee also considered a market compensation analysis of our peer universe. Shea & Associates provided our Compensation Committee with our peer group salary, cash incentive bonus and long-term equity and total direct compensation pay data for the prior three years, along with analyses of AMG's historical pay levels relative to the comparators' 25th percentile, median and 75th percentile pay levels. Finally, the independent compensation consultant provided projections of compensation activity across the financial services industry for 2013, based upon survey and financial press data.

  2013 Compensation Elements—Equity-based Compensation Awards

        The substantial majority of each executive's incentive compensation is deferred and provided in the form of equity awards. Of the named executive officers' incentive compensation, 72% was deferred, while 74% of Mr. Healey's incentive compensation was deferred. Each executive was awarded two forms of equity interest in 2013—a Long-Term Deferred Equity Award and a Long-Term Performance Equity Award.

        Long-Term Deferred Equity Awards.    Designed to reward and incentivize continuing service by our executives over an eight year period (2014-2021), the Long-Term Deferred Equity Awards comprise grants of restricted stock under the Company's Executive Incentive Plan and the 2013 Incentive Stock Award Plan. For Mr. Healey, the award vests ratably (12.5% per year) over that time. The award is further subject to a mandatory holding period, such that the shares that vest during the first four years following the award (2014-2017) may not be sold by the executive until at least 2017.

        Long-Term Performance Equity Awards.    Designed to align executive compensation with the creation of long-term stockholder value, the Long-Term Performance Equity Awards comprise grants of restricted stock under the Company's 2013 Incentive Stock Award Plan. These awards are subject to service-based vesting over a four-year period, and delivery of shares is further conditioned on rigorous performance hurdles, coupled with sustained share price appreciation. The performance hurdles further tie incentive compensation to achievement of specific milestones that encourage long-term focus over a multi-year period. The 2013 awards are divided into three equal tranches that have share price hurdles of 15%, 25% and 35%, respectively, above the market share price at the time of grant ($209.41). The hurdle prices for the tranches are $240.82, $261.76 and $282.70, respectively. Shares under each tranche are deliverable to holders on only the 4th, 5th or 6th anniversary of the grant date if the AMG share price has traded above the applicable share price performance hurdle for 30 consecutive days and the AMG share price is above the 15% share price performance hurdle on the applicable anniversary date. Any portion of the award that has not met both conditions is forfeited in 2020.

        The Committee made its 2013 determinations concerning total equity grants with the assistance of Shea & Associates, based on the analysis of Company performance and compensation and equity ownership levels relative to our peer group and the consultant's projections concerning general executive compensation market trends among the universe of financial institutions who are relevant competitors for executive talent, as well as projected future management ownership levels relative to the Company's growth over multi-year time horizons. The Committee evaluated the application and effectiveness of its compensation philosophy over the longer term, and observed that the Company either led its peer group in stockholder return in the period since its initial public offering, or was in the top quartile of its peer group by that measure, for the ten-, five-, three- and one-year periods.

        As noted above, our independent compensation consultant provided our Compensation Committee with comprehensive peer long-term equity and total direct compensation pay data for the prior three years, along with analyses of the Company's historical pay levels relative to the comparators' 25th percentile, median and 75th percentile pay levels. Finally, in its assessments of financial services compensation activity, the independent compensation consultant observed that the size and frequency of full value performance-based/restricted stock and long-term incentive awards would likely increase as many financial institutions continued to pay a larger portion of compensation in the form of equity awards, and that option grants would continue to decline as a compensation tool.

  Exhibit 9

2013 Compensation Process Overview

Financial Performance

- Record financial results with growth in GAAP net income (107%) and Economic net income (39%) over 2012 to the highest levels in Company history
- Cumulative stockholder return since IPO of 1284%, versus peer group return of 244% over that period, and 93% return for the S&P 500 Index
- In top quartile of peer group in stockholder return over the last year, and leads peer group in stockholder return for the three and five year periods, as well as for the period since its public offering
- AUM grew 26% to $544 billion at year end and to $594 billion at the end of the first quarter of 2014, pro forma for pending investments

Management and Strategic Considerations

- Ongoing stability of senior management team – Chairman/CEO and President have served together for 18 years
- Industry-leading organic growth, with net client cash flows of $40.7 billion for 2013, and an additional $7 billion in the first quarter of 2014
- Successful execution of new investments strategy, with five new investments announced in 2013 and 2014 year-to-date
- Continuing expansion of Global Distribution efforts, with expansion of European institutional team and strategic initiatives for U.S. retail distribution growth
- Balance sheet management and reduction of cost of capital

2013 Process

Q1

- Review compensation philosophy and long-term performance, as well as application in 2013
- Discuss long-term incentive plan targets and possible Adjusted Economic net income levels and incentive pools
- Review incentive plan sensitivity analysis (including the results under the incentive targets and incentive compensation at various growth rates) and preliminary 2013 budget materials
- Discuss 2013 financial and strategic objectives, and determine level of potential incentive pool

Q2

- Complete assessment of peer 2012 compensation – establishing that compensation aligned 2012 executive pay levels with 2012 performance, and targeted pay levels versus peer group
- Provided overview of compensation philosophy in Compensation Discussion and Analysis in 2013 Proxy Statement
- Review the Company's "say on pay" vote results and consider market data
- Evaluate the Company's performance through the first quarter against 2013 financial performance objectives, and potential compensation implications

Q3

- Overview of compensation arrangements across the industry and peer financial results provided by Shea & Associates
- Discuss potential changes to executive compensation arrangements, including governance considerations
- Continue to consider evolution away from stock options, in favor of other equity incentives
- Evaluate the Company's performance through the second quarter against 2013 financial performance objectives, and potential compensation implications

Q4

- Review financial performance of the Company for the year to date, as well as comparative financial and stock performance versus peer group
- Consider with Shea & Associates updated analysis of the evolving compensation landscape, peer group compensation and the marketplace for the services of the Company's senior management, as well as shareholder and proxy advisory firm feedback
- Review 2013 and long-term performance, and finalize 2013 incentive and equity compensation

Factors Considered by Compensation Committee

- Stockholder and proxy advisory firm feedback
- Strong 2013 performance, including substantial growth in all operating metrics
- Senior management's role in achievement of 2013 strategic goals, including the execution of new investments and global distribution strategies, resulting in continued expansion and strengthening of Company
- Short, medium and long-term record of success of senior management team, as measured against peer group and other index measures, and substantial increases in market capitalization in last three years
- Competitiveness of compensation relative to peer marketplace

2013 Compensation Decisions

- Total compensation substantially unchanged, with CEO compensation increasing by only 1% over 2012
- Base salary and cash bonus levels remained the same year-over-year
- Compensation largely deferred in the form of long-term equity grants, with highly back-ended vesting and distribution provisions dependent on future stock performance
- Did not issue awards under the Long-Term Equity Interests Plans (LTEIP)

Base Salary

- Base salaries maintained at the same level for the ninth straight year, consistent with the compensation philosophy that fixed income should be relatively low

Cash Bonus

- 2013 cash bonus payouts to senior management team maintained at the same level as 2012

Long-Term Equity Awards

- Continue AMG's evolution to making restricted stock grants, with the entire increase (1% for the CEO) in the form of restricted stock grants with significant holding periods and performance hurdles (Long-Term Deferred Equity Awards and Long-Term Performance Equity Awards)

Other Incentive and Retention Programs

        In 2006, the Committee established the Deferred Compensation Plan to provide additional retirement plan flexibility for our officers. The plan provides officers and directors the opportunity to voluntarily defer compensation on a pre-tax basis, and to notionally invest such deferred amounts in one or more specified measurement funds. In 2013, no executive officer or director elected to defer compensation under the Deferred Compensation Plan.

Other Elements of Compensation

        We provide a 401(k) Profit Sharing Plan for all employees and generally contribute a percentage of compensation to such plans. We also provide other benefits such as medical, dental and life insurance and disability coverage to all eligible employees.

Perquisites

        Our perquisite compensation is in the lowest quartile of our peer group, as we use only certain perquisite tools (such as medical services and use of Company aircraft) deemed appropriate by the Committee to meet the objectives of retaining key members of senior management, and optimizing the use of their time and services to the Company. In 2011, the Compensation Committee determined to eliminate the financial planning perquisite for senior management. The Company does not provide tax reimbursements for any perquisite.

Severance and Potential Change in Control Compensation and Benefits

        We generally do not have employment or individual change in control agreements with our executive officers or directors, and possible changes in control are addressed through the acceleration of vesting of equity.

        Upon our change in control, option vesting pursuant to our stock option and incentive plans and the payout of awards under the Executive Incentive Plan, the 2013 Incentive Stock Award Plan (the "2013 Stock Plan") and the Long-Term Equity Interests Plans would be accelerated for our executive officers, as well as for any of our employees participating in such plans. All awards issued after January 1, 2013 are subject to a "double-trigger", requiring a termination of employment without cause or for good reason for accelerated vesting following a change in control.

        In the event of our change in control (assuming that, where applicable, the double-trigger has been met), as of December 31, 2013, awards held by named executive officers would have accelerated as set forth below. The market value amounts in the table have been calculated using a share price of $216.88, which was the closing price of our common stock on December 31, 2013. The market value associated with the acceleration of options has been calculated by using the "spread" value of the options ($216.88 minus the applicable option exercise price) and multiplying it by the number of shares underlying the option that would accelerate. The value associated with the acceleration of units of profits interests awarded under the Long-Term Equity Interests Plans represents the value of the unvested portion of the award as of December 31, 2013. No amount would have been payable as of December 31, 2013 with respect to the

Long-Term Performance Equity Awards because such awards would continue to be subject to multiple performance-based vesting conditions.

Named Executive Officer	Accelerated Options (# Shares)/ Market Value	Accelerated Distribution under Executive Incentive Plan and 2013 Stock Plan (# Shares)/Market Value	Accelerated Distribution under Long-Term Equity Interests Plans (# Units)/Value
Sean M. Healey	150,000/$19,105,125	69,563/$15,086,823	199.53/$7,180,288
Nathaniel Dalton	82,500/$10,431,713	42,432/$9,202,652	117.14/$4,212,235
Jay C. Horgen	67,500/$8,521,200	44,093/$9,562,890	97.83/$3,518,146
Andrew Dyson	25,000/$2,930,500	12,721/$2,758,930	49.77/$1,741,343
John Kingston, III	25,000/$3,184,188	9,474/$2,054,721	34.33/$1,216,816

        In July 2011, Mr. Dyson joined as an Executive Vice President and Head of Global Distribution and entered into an employment agreement with our wholly-owned subsidiary, Affiliated Managers Group Limited (FSA Reference Number 506689). Pursuant to the agreement, Mr. Dyson receives an annual base salary of £214,000 ($334,889 U.S., using the average daily exchange rate from January 1, 2013 through December 31, 2013 of 1.5649). For one year following his separation from the Company, Mr. Dyson is prohibited from soliciting certain of our employees and from soliciting persons or entities who were clients or prospective clients in the year immediately prior to his termination.

Risk Considerations in our Compensation Programs

        The Compensation Committee has discussed the concept of risk as it relates to our compensation programs with management and Shea & Associates. The Compensation Committee does not believe the goals or the underlying philosophy of our compensation programs encourage excessive or inappropriate risk taking, or create risks that are reasonably likely to have a material adverse effect on the Company.

        Throughout our compensation structure, compensation is aligned with increases in stockholder value, and therefore our compensation arrangements do not encourage inappropriate risk taking. The executive officers' salaries are fixed in amount, while bonuses are tied to overall corporate performance (since the Committee always retains discretion to pay less than the amount available for payment under our Executive Incentive Plan formula), and a substantial portion of compensation is in the form of long-term equity awards that further align executives' interests with those of the Company's stockholders. These awards do not encourage excessive or inappropriate risk-taking given that the value of the awards is tied to the Company's stock price, and the awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance. In addition, to further ensure the alignment of compensation with long-term performance, the Company has adopted a clawback policy that allows for the recoupment of performance-based compensation from executive officers in the event of a material restatement of the Company's financial results due to a material error within three years of the original reporting. In the event of such occurrence, the Board will review the facts and circumstances that led to the restatement, and will take such actions as it deems necessary and appropriate (such as the possible recoupment of incentive compensation of an executive officer).

Equity Ownership Guidelines

        We believe that equity ownership guidelines further align the interests of executive officers and directors with those of our stockholders. The enhanced guidelines provide that an executive officer or director should own equity in the amount of: ten times annual base salary (in the case of Mr. Healey); seven times annual base salary (in the case of the other named executive officers); or five times base annual fees for service (in the case of directors). These ownership guidelines are to be met within five years from the later of the implementation of these guidelines or becoming an executive officer or director of the Company. All executive officers and directors currently satisfy these equity ownership guidelines.

Equity Grant Policy

        We grant all equity awards, including options, under the terms of an equity grant policy. Generally, we grant equity awards (other than new hire grants) at regularly scheduled meetings of the Compensation Committee, with new hire grants occurring at other meetings (or by written action of all Committee members) as appropriate.

        The Compensation Committee will not approve any equity award grants on any date when it believes, in its reasonable judgment, that there is material non-public information that is reasonably likely to impact the price of our common stock.

Tax Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code") generally disallows a tax deduction for compensation in excess of $1 million paid to any "covered employee" of a publicly held corporation (generally the corporation's chief executive officer and its next three most highly compensated executive officers, excluding the chief financial officer, in the year that the compensation is paid) unless such compensation qualifies as performance-based compensation. The Executive Incentive Plan was designed to permit performance-based compensation to be paid to such covered employees. In implementing our compensation programs during fiscal 2013, we considered, among other things, the Executive Incentive Plan and the opportunities it affords to provide awards that are intended to meet the performance-based compensation exception under Section 162(m), as described above.

        The Committee considers the availability of a tax deduction as one of many factors considered in designing compensation programs that are intended to attract and retain executive talent and reward our executive officers for their contributions to the success of the Company, which the Committee believes is necessary for our success. As such, the Committee may grant awards that do not qualify for an exemption from the deduction limitations under Section 162(m) or that may otherwise be limited as to tax deductibility.

Compensation Committee Report

        The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

PATRICK T. RYAN, Chair
SAMUEL T. BYRNE
HAROLD J. MEYERMAN
JIDE J. ZEITLIN

 Executive Compensation Tables

        The following tables provide information regarding the compensation arrangements for the years indicated to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers during the fiscal year ended December 31, 2013 (collectively, the "named executive officers").

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards ($)		Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Sean M. Healey	2013	750,000	5,000,000	14,200,000	(4)	—	57,855	20,007,855
Chairman and Chief	2012	750,000	5,000,000	14,000,000	(5)	—	50,156	19,800,156
Executive Officer	2011	750,000	5,000,000	4,500,000	(6)	4,543,500	69,054	14,862,554
Nathaniel Dalton	2013	500,000	3,000,000	8,450,000	(4)	—	59,287	12,009,287
President and Chief	2012	500,000	3,000,000	8,350,000	(5)	—	39,575	11,889,575
Operating Officer	2011	500,000	3,000,000	2,700,000	(6)	2,726,100	52,735	8,978,835
Jay C. Horgen	2013	500,000	2,500,000	6,850,000	(4)	—	51,704	9,901,704
Chief Financial	2012	500,000	2,500,000	6,850,000	(5)	—	59,837	9,909,837
Officer and Treasurer	2011	500,000	2,500,000	2,250,000	(6)	2,271,750	52,310	7,574,060
Andrew Dyson(7)	2013	334,889	1,740,169	2,900,000	(4)	—	34,786	5,009,844
Executive Vice	2012	339,233	1,618,489	1,850,000	(5)	—	35,061	3,842,783
President and Head of	2011	165,446	715,995	2,000,000	(6)	1,514,500	18,807	4,414,748
Global Distribution
John Kingston, III	2013	350,000	800,000	1,850,000	(4)	—	39,638	3,039,638
Vice Chairman,	2012	350,000	800,000	1,850,000	(5)	—	38,975	3,038,975
General Counsel and	2011	350,000	800,000	1,100,000	(6)	757,250	38,375	3,045,625
Secretary

(1)
These amounts represent the cash portion of performance-based compensation awarded pursuant to the Executive Incentive Plan. The bonuses are funded from a cash incentive pool established by the Compensation Committee and comprising a set percentage of Adjusted Economic net income. In determining the bonuses to be awarded from the cash incentive pool, the Compensation Committee considered a variety of factors, as more fully described in the Compensation Discussion and Analysis.

(2)
The grant date fair value of stock options was determined using the Black-Scholes option pricing model based on the assumptions discussed on page 56 of the Company's 2013 Annual Report on Form 10-K—Share-Based Compensation.

(3)
For 2013, all other compensation consisted of (i) contributions by the Company under its 401(k) Profit Sharing Plan in the amount of $25,500 on behalf of each of Messrs. Healey, Dalton, Horgen and Kingston, and under its UK pension plan in the amount of $26,791 on behalf of Mr. Dyson, (ii) medical benefits with respect to each of the named executive officers, (iii) aircraft usage benefits with respect to each of Messrs. Healey, Dalton and Horgen, and (iv) insurance premiums paid by the Company with respect to term life and long-term disability insurance policies on behalf of each named executive officer. The Company does not provide tax reimbursements for any perquisite.

(4)
Reflects the long-term equity grants described in the Compensation Discussion and Analysis: (i) Long-Term Deferred Equity Awards issued to Messrs. Healey, Dalton, Horgen, Dyson and Kingston with grant date values of $7,200,000, $4,220,000, $5,550,000, $1,600,000 and $920,000, respectively, comprised of both restricted stock and cash notionally invested, at the election of the named executive officer, in shares of the Company's common stock at the closing price of the Company's common stock on the grant date, and (ii) Long-Term Performance Equity Awards issued to Messrs. Healey, Dalton, Horgen, Dyson and Kingston, consisting of restricted stock awards with grant date values of $7,000,000, $4,230,000, $1,300,000, $1,300,000 and $930,000, respectively. The Long-Term Performance Equity Awards were divided into three equal tranches, each subject to share price performance hurdles. The number of shares of restricted stock granted in each tranche was determined by dividing the tranche value by the closing price of the Company's common stock on the grant date and multiplying the result by conversion factors of 1.4111, 1.4410 and 1.4917, respectively. These conversion factors were derived by an independent, third party valuation firm (calculated in accordance with FASB ASC Topic 718) using a Monte Carlo simulation with assumptions accounting for the performance requirements and the risk of the award not being earned and distributed if the performance requirements are not met. See page 57 of the Company's 2013 Annual Report on Form 10-K—Share-Based Compensation—for further detail on the assumptions made in such valuation.

(5)
Reflects (i) units of profits interests granted under the 2012 Long-Term Equity Interests Plan, which vest 50% on December 31, 2012 and in 16.67% increments on each of December 31, 2013, 2014 and 2015 and (ii) performance-based awards under the Executive Incentive Plan that were notionally invested, at the election of the named executive officer, in shares of the Company's common stock at the closing price of the Company's common stock on the grant date. As discussed on page 31 of the Company's 2013 Annual Report on Form 10-K—Share-Based Compensation and Affiliate Equity—the fair value of awards under the 2012 Long-Term Equity Interests Plan is determined using a discounted cash flow analysis, with key valuation assumptions being projected assets under management, fee rates and discount rates.

(6)
Reflects units of profits interests granted under the 2011 Long-Term Equity Interests Plan, which vest in 25% increments on each of December 31, 2011, 2012, 2013 and 2014. As discussed on page 31 of the Company's 2013 Annual Report on Form 10-K—Share-Based Compensation and Affiliate Equity—the fair value of these awards is determined using a discounted cash flow analysis, with key valuation assumptions being projected assets under management, fee rates and discount rates.

(7)
As an employee of our wholly-owned subsidiary, Affiliated Managers Group Limited (FSA Reference Number 506689), Mr. Dyson's compensation is denominated in British pounds and was translated to U.S. dollars for this Proxy Statement using the average daily exchange rate from January 1, 2013 through December 31, 2013 of 1.5649 US$/GBP.

 Grants of Plan-Based Awards in Fiscal Year 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)	Grant Date Fair Value of Shares ($)
Sean M. Healey	12/18/2013	—	5,000,000	—
Chairman and Chief	12/18/2013				—	34,382	(2)	—	7,200,000
Executive Officer	12/18/2013				—	48,400	(3)	—	7,000,000
Nathaniel Dalton	12/18/2013	—	3,000,000	—
President and Chief	12/18/2013				—	20,150	(2)	—	4,220,000
Operating Officer	12/18/2013				—	29,247	(3)	—	4,230,000
Jay C. Horgen	12/18/2013	—	2,500,000	—
Chief Financial Officer	12/18/2013				—	26,502	(2)	—	5,550,000
and Treasurer	12/18/2013				—	8,987	(3)	—	1,300,000
Andrew Dyson	12/18/2013	—	1,740,169	—
Executive Vice President	12/18/2013				—	7,639	(2)	—	1,600,000
and Head of Global	12/18/2013				—	8,987	(3)	—	1,300,000
Distribution
John Kingston, III	12/18/2013	—	800,000	—
Vice Chairman, General	12/18/2013				—	4,392	(2)	—	920,000
Counsel and Secretary	12/18/2013				—	6,429	(3)	—	930,000

(1)
The 2013 performance-based cash bonus awarded to each named executive officer is set forth under the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table. As described more fully in the Compensation Discussion and Analysis, the Compensation Committee considered a variety of factors in determining the bonus amounts to be awarded from the cash incentive pool.

(2)
Reflects Long-Term Deferred Equity Awards issued under the 2013 Stock Plan and Executive Incentive Plan to Messrs. Healey, Dalton, Horgen, Dyson and Kingston, comprised of both restricted stock and cash notionally invested, at the election of the named executive officer, in shares of the Company's common stock at the closing price on the grant date. The notionally invested portion of the award will vest in 25% increments on each of January 2, 2014, 2015, 2016 and 2017 (subject to being employed on such date (with an exception for terminations due to death or disability)) and, to the extent vested, will be settled in January 2017 (such settlement may be made, at the discretion of the Compensation Committee, in shares of the Company's common stock). The restricted stock portion of the award will vest in 25% increments on each of January 2, 2018, 2019, 2020 and 2021 (subject to being employed on such date (with an exception for terminations due to death or disability)), and will be settled upon vesting.

(3)
Reflects Long-Term Performance Equity Awards issued to Messrs. Healey, Dalton, Horgen, Dyson and Kingston under the 2013 Stock Plan. Award values were divided into three equal tranches and converted into a number of shares of restricted stock using the closing price of the Company's common stock on the grant date and conversion factors determined by an independent, third party valuation firm. Each tranche will vest in four equal annual installments on each of January 2, 2015, 2016, 2017 and 2018 (subject to being employed on such date (with an exception for terminations due to death or disability)). In addition, each tranche of the award will only become distributable if the Company's stock price reaches performance hurdles of 15% ($240.82), 25% ($261.76) and 35%

  ($282.70), for the first, second and third tranches, respectively, above the closing price of the Company's common stock on the grant date ($209.41). The stock price appreciation hurdles may be met at any time during the award term, but shares in any tranche will be earned and distributable only on the earliest distribution date (January 2, 2018, 2019 or 2020) upon which each of the following requirements has been satisfied with respect to such tranche: (i) the shares have become time-vested, (ii) the applicable stock price appreciation hurdle has been met for 30 consecutive trading days, and (iii) the closing price of the Company's common stock on the applicable distribution date meets the 15% stock price appreciation hurdle ($240.82). Any tranche of the award that has not met the above criteria by January 2, 2020 will be forfeited and will have no value.

 Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Profits Interests That Have Not Vested (#)(1)	Number of Shares of Stock That Have Not Vested (#)(2)	Market or Payout Value of Units of Profits Interests or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares of Stock That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares of Stock That Have Not Vested ($)
Sean M. Healey	144,247	(4)	—	48.38	11/3/2015	199.53	52,372	18,538,727	65,591	14,225,376
Chairman and	146,778	(5)		62.04	7/21/2016
Chief Executive	150,000	(5)		65.51	12/2/2016
Officer	112,500	(6)	37,500	62.91	7/20/2017
	112,500	(6)	37,500	95.82	12/14/2017
	75,000	(7)	75,000	99.66	7/19/2018
Nathaniel Dalton	101,089	(4)	—	48.38	11/3/2015	117.14	32,357	11,229,821	39,322	8,528,155
President and	71,778	(5)		62.04	7/21/2016
Chief Operating	75,000	(5)		65.51	12/2/2016
Officer	56,250	(6)	18,750	62.91	7/20/2017
	56,250	(6)	18,750	95.82	12/14/2017
	45,000	(7)	45,000	99.66	7/19/2018
Jay C. Horgen	15,000	(5)		62.04	7/21/2016	97.83	23,798	8,679,456	29,282	6,350,680
Chief Financial	15,000	(5)		65.51	12/2/2016
Officer and	30,000	(6)	15,000	62.91	7/20/2017
Treasurer	45,000	(6)	15,000	95.82	12/14/2017
	37,500	(7)	37,500	99.66	7/19/2018
Andrew Dyson	15,000	(7)	25,000	99.66	7/19/2018	49.77	8,185	3,516,506	13,523	2,932,868
Executive Vice
President and Head of Global Distribution
John Kingston, III	22,535	(8)	—	63.38	11/30/2014	34.33	7,278	2,795,269	8,625	1,870,590
Vice Chairman,	34,765	(4)	—	48.38	11/3/2015
General Counsel	21,778	(5)		62.04	7/21/2016
and Secretary	25,000	(5)		65.51	12/2/2016
	18,750	(6)	6,250	62.91	7/20/2017
	18,750	(6)	6,250	95.82	12/14/2017
	12,500	(7)	12,500	99.66	7/19/2018

(1)
The awards of units of profits interests were made under the Long-Term Equity Interests Plans. Awards under the 2011 Long-Term Equity Interests Plan vest in 25% increments on each of December 31, 2011, 2012, 2013 and 2014. Awards under the 2012 Long-Term Equity Interests Plan vest 50% on December 31, 2012 and in 16.67% increments on each of December 31, 2013, 2014 and 2015. See footnotes (5) and (6) to the Summary Compensation Table for additional information regarding these awards.

(2)
Represents performance-based awards granted in December 2012 and December 2013 (a portion of the Long-Term Deferred Equity Awards) under the Executive Incentive Plan that were notionally invested, at the election of the named executive officer, in shares of the Company's common stock. Such awards will each vest in four equal annual installments on January 2, 2014, 2015, 2016 and 2017 (subject to being employed on such date (with an exception for terminations due to death or disability)). To the extent vested, the December 2012 awards will be settled upon vesting and the December 2013 awards will be settled in January 2017. In the discretion of the Compensation Committee, the awards may be settled in shares of the Company's common stock.

(3)
Represents (i) restricted stock portion of the Long-Term Deferred Equity Awards granted in December 2013, which will vest in four equal annual installments on each of January 2, 2018, 2019, 2020 and 2021 (subject to being employed on such date (with an exception for terminations due to death or disability)) and (ii) Long-Term Performance Equity Awards of restricted stock divided into three equal tranches that will only become distributable if the Company's stock price reaches performance hurdles of 15%, 25% and 35%, respectively, above the closing price of the Company's common stock on the grant date. The stock price appreciation hurdles may be met at any time during the award term, but shares in any tranche will be earned and distributable only on the earliest distribution date (January 2, 2018, 2019 or 2020) upon which each of the following requirements has been satisfied with respect to such tranche: (a) the shares have become time-vested (each tranche will vest in four equal annual installments on each of January 2, 2015, 2016, 2017 and 2018 (subject to being employed on such date, with an exception for terminations due to death or disability)), (b) the applicable stock price appreciation hurdle has been met for 30 consecutive trading days, and (c) the closing price of the Company's common stock on the applicable distribution date meets the 15% stock price appreciation hurdle. See footnote (4) to the Summary Compensation Table and footnote (3) to the Grants of Plan-Based Awards in Fiscal Year 2013 Table for additional details regarding these awards. As of December 31, 2013, none of the stock price appreciation hurdles had been met.

(4)
The options were granted on November 3, 2008 and vested in 25% increments on each of December 31, 2009, 2010, 2011 and 2012.

(5)
The options were granted on July 21, 2009 and December 2, 2009, respectively, and vested in 25% increments on each of December 31, 2010, 2011, 2012 and 2013.

(6)
The options were granted on July 20, 2010 and December 14, 2010, respectively, and vest in 25% increments on each of December 31, 2011, 2012, 2013 and 2014.

(7)
The options were granted on July 19, 2011, and vest in 25% increments on each of December 31, 2012, 2013, 2014 and 2015 for Messrs. Healey, Dalton, Horgen, and Kingston, and on each of January 1, 2012, 2013, 2014 and 2015 for Mr. Dyson.

(8)
The options were granted on November 30, 2004 and were fully vested upon grant, subject to transfer restrictions which lapsed according to the following schedule: 10% on each of December 31, 2005, 2006 and 2007; and approximately 23% on each of December 31, 2008, 2009 and 2010.

 Option Exercises and Stock Vested in Fiscal Year 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Number of Units of Profits Interests Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Sean M. Healey	203,678	21,973,152	59,134	197.89	19,909,502
Chairman and Chief
Executive Officer
Nathaniel Dalton	107,069	11,502,705	29,567	111.50	10,396,928
President and Chief
Operating Officer
Jay C. Horgen	61,909	6,190,284	16,896	97.98	7,170,686
Chief Financial Officer
and Treasurer
Andrew Dyson	10,000	807,100	—	42.04	1,453,493
Executive Vice President
and Head of Global
Distribution
John Kingston, III	49,534	5,056,867	8,448	44.46	3,416,086
Vice Chairman,
General Counsel and
Secretary

(1)
Reflects the aggregate value realized upon exercise, without giving effect to taxes. The exercise price of the options ranged from $48.38 to $99.66, in each case the fair market value on the date of grant.

(2)
Reflects the portion vested in 2013 of performance-based awards granted under the Executive Incentive Plan in April 2009 that were notionally invested, at the election of the named executive officer, in shares of the Company's common stock. To the extent vested, the awards were settled in shares of the Company's common stock in January 2014.

(3)
Reflects the portion vested in 2013 of awards of units of profits interests granted under the 2010, 2011 and 2012 Long-Term Equity Interests Plans.

(4)
Represents the value of the vested portion of the awards on December 31, 2013. The terms of the Long-Term Equity Interests Plans do not permit the disposition of the awards until prior to 2016 at the earliest (in each case, with certain limited exceptions such as death or disability).

Director Compensation

        At the request of the Compensation Committee, Shea & Associates regularly provides a review of director compensation in the broad peer universe and most comparable peer universe. This analysis includes data on total compensation for directors at such peer companies, as well as on the individual components of that compensation, such as annual retainers, meeting fees and equity awards. Shea & Associates also provides comparative data from time to time on compensation by board position (such as committee chairs and lead directors), and information on the nature of the service of particular directors in their various capacities (e.g., lead directors) at such companies. Shea & Associates also provides information from time to time to the Compensation Committee on trends in director compensation.

        In determining current compensation levels for the Company's directors, the Compensation Committee's objective is that cash compensation be set at or near the median in comparison to directors at public companies within our peer universe, while equity compensation linked to stockholder value be higher on a relative basis. The annual fee for service by non-management directors is $80,000. Directors do not receive quarterly meeting fees. Committee fees are as follows: members of the Audit Committee receive an annual fee of $20,000, with the Chair receiving an annual fee of $35,000; members of the Compensation Committee receive an annual fee of $17,000, with the Chair receiving an annual fee of $20,000; and members of the Nominating and Governance Committee receive an annual fee of $13,000, with the Chair receiving an annual fee of $15,000. The Chair of each Committee receives the annual Chair fee in lieu of the Committee fee. In addition, the lead director receives a fee of $100,000 for his active role as principal liaison with management of the Company and for his services as the principal contact on our Board of Directors for our stockholders and other interested parties. All directors of the Company are provided information technology and support by the Company and are reimbursed for travel expenses incurred in attending meetings of the Board of Directors and its committees as well as Board related activities.

        Equity grant determinations for directors are made consistent with the Compensation Committee's philosophy that compensation should be directly linked to increases in stockholder value. Directors are granted awards, on a semi-annual basis, under the Deferred Compensation Plan, in an aggregate amount of $80,000. The directors may determine how these awards are invested, and to date, they have elected to invest all awards in the stock unit fund under the Deferred Compensation Plan. The number of stock units subject to each award is determined based on the fair market value of the Company's common stock on the grant date, with each stock unit representing one share of the Company's common stock. Directors also receive semi-annual stock option grants, with an aggregate annual grant date Black Scholes value of $120,000. Each of these awards is subject to vesting, in 25% increments over four years. This vesting period is longer than the 1-3 year vesting schedules employed by companies in our peer group and across the market more generally.

Director Compensation in Fiscal Year 2013

        The following table sets forth information regarding the compensation earned by the Company's non-management directors in 2013. For compensation information with respect to Mr. Healey, and his services as the Company's Chairman and Chief Executive Officer, please see the Summary Compensation Table and other accompanying compensation tables. Mr. Healey receives no additional compensation for his service as a director. Mr. Ferguson was appointed to our Board of Directors in April 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Samuel T. Byrne	110,000	80,346	120,062	—	310,408
Dwight D. Churchill	100,000	80,346	120,062	—	300,408
Harold J. Meyerman	232,000	80,346	120,062	—	432,408
William J. Nutt	80,000	80,346	120,062	—	280,408
Tracy P. Palandjian	100,000	80,346	120,062	—	300,408
Rita M. Rodriguez	128,000	80,346	120,062	—	328,408
Patrick T. Ryan	100,000	80,346	120,062	—	300,408
Jide J. Zeitlin	110,000	80,346	120,062	—	310,408

(1)
These figures represent semi-annual grants under the Deferred Compensation Plan, which awards were notionally invested, pursuant to an election by each director, in shares of AMG common stock. The number of stock units subject to each award is determined based on the fair market value of the Company's common stock on the grant date, with each stock unit representing one share of the Company's common stock. The awards may be settled in shares of common stock, as determined by the plan administrator. The Company granted awards to each director on July 23, 2013 (vesting 25%

  on each of January 1, 2014, 2015, 2016 and 2017) and December 18, 2013 (vesting 25% on each of January 1, 2015, 2016, 2017 and 2018). The grant date fair value of the awards granted on July 23, 2013 and December 18, 2013, computed in accordance with FASB ASC Topic 718 (formerly SFAS No. 123R), is $40,139 and $40,207, respectively. At December 31, 2013, the aggregate unvested portion of awards made under the Deferred Compensation Plan (measured in shares of common stock) was as follows: Mr. Byrne: 2,079; Mr. Churchill: 1,926; Mr. Meyerman: 2,079; Mr. Nutt: 2,079; Ms. Palandjian: 1,210; Dr. Rodriguez: 2,079; Mr. Ryan: 2,079; and Mr. Zeitlin: 2,079.

(2)
The Company granted 1,005 stock options to each director on July 23, 2013 (vesting 25% on each of December 31, 2013, 2014, 2015 and 2016) and 937 stock options to each director on December 18, 2013 (vesting 25% on each of December 31, 2014, 2015, 2016 and 2017). The grant date fair value of the stock options granted on July 23, 2013 and December 18, 2013, computed in accordance with FASB ASC Topic 718 (formerly SFAS No. 123R), is $60,029 and $60,033, respectively. At December 31, 2013, the number of shares of common stock subject to stock options held by each director was as follows: Mr. Byrne: 15,441; Mr. Churchill: 17,612; Mr. Meyerman: 49,616; Mr. Nutt: 77,741; Ms. Palandjian: 6,809; Dr. Rodriguez: 50,611; Mr. Ryan: 55,241; and Mr. Zeitlin: 77,741. See page 56 of the Company's 2013 Annual Report on Form 10-K for a discussion of the assumptions used in calculating the grant date fair value of stock options.

Equity Compensation Plan Information

        The following table sets forth information regarding the securities authorized for issuance under our equity compensation plans as of December 31, 2013:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	2,868,010	$70.95	5,198,686
Equity compensation plans not approved by stockholders(2)	337,854	$81.84	10,958
Total	3,205,864	$72.10	5,209,644

(1)
Consists of the Amended and Restated 1997 Stock Option and Incentive Plan, the 2006 Stock Option and Incentive Plan, the 2011 Stock Option and Incentive Plan and the 2013 Stock Plan.

(2)
Consists of the Amended and Restated 2002 Stock Option and Incentive Plan. The 10,958 shares available for issuance under such plan may also be issued pursuant to deferred stock awards, restricted stock awards, unrestricted stock awards, performance share awards or dividend equivalent rights.

 PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended ("Exchange Act"), we are again providing for a non-binding, advisory vote for stockholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

        While this vote is advisory and not binding on the Company, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will continue to consider the outcome of the vote when making future compensation decisions for our named executive officers.

        In considering your vote on the resolution below, please review the Compensation Discussion and Analysis beginning on page 11 of this Proxy Statement. The Compensation Discussion and Analysis describes the Company's executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in 2013 with respect to the compensation of our named executive officers.

        Our executive compensation program is designed to enable the Company to attract, motivate and retain key persons while, at the same time, creating a close relationship between performance and compensation. In addition, the Company regularly reviews its compensation program and the overall compensation package paid to each of its named executive officers, including through the engagement of an independent compensation consultant, to assess risk and to ensure that the program is structured appropriately in order to obtain the Company's strategic goals.

        Approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares of common stock cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on this proposal.

Recommendation of the Board of Directors

        The Board of Directors unanimously recommends that the Company's stockholders vote FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and will consider, among other factors, the outcome of the vote when determining future compensation arrangements for our named executive officers.

 PROPOSAL 3: RATIFICATION OF THE
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year, subject to ratification by the Company's stockholders at the Annual Meeting. PricewaterhouseCoopers has acted as the Company's independent registered public accounting firm since the Company's inception. The Company has been advised by PricewaterhouseCoopers that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the "PCAOB") and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the SEC. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

        Although stockholder ratification of the selection of PricewaterhouseCoopers is not required, the Board of Directors is nevertheless submitting the selection of PricewaterhouseCoopers to the stockholders for ratification. Should the selection of PricewaterhouseCoopers not be ratified by the stockholders, the Audit Committee will reconsider the matter. Even in the event the selection of PricewaterhouseCoopers is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its stockholders.

        Ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for the current fiscal year requires the affirmative vote of a majority of the shares of common stock cast at the Annual Meeting. Abstentions will have no effect on this proposal.

Recommendation of the Board of Directors

        The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm is in the best interests of the Company and its stockholders and, therefore, unanimously recommends that the Company's stockholders vote FOR this proposal.

 AUDIT COMMITTEE REPORT

        The Audit Committee currently consists of Dr. Rodriguez, Messrs. Churchill and Meyerman, and Ms. Palandjian, each an independent director of the Company, with Dr. Rodriguez serving as the Chair of the Audit Committee.

        The Audit Committee's purpose is to assist the Board of Directors in oversight of the Company's internal controls and financial statements and the audit process. The Board of Directors has determined in its business judgment that all members of the Audit Committee are "independent" as is required by the listing standards of NYSE and under the SEC rules.

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the PCAOB.

        In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence.

        Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers is in fact "independent."

        The Audit Committee operates pursuant to a charter that was most recently adopted by the Board of Directors in October 2013 and is available on the Company's website at www.amg.com.

  RITA M. RODRIGUEZ, Chair
  DWIGHT D. CHURCHILL
  HAROLD J. MEYERMAN
  TRACY P. PALANDJIAN

Principal Accountant Fees and Services

        The following table sets forth information regarding the fees for professional services rendered by the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, in each of the last two fiscal years:

Type of Fee	Year Ended December 31, 2012	Year Ended December 31, 2013
Audit Fees(1)	$5,452,446	$6,131,020
Audit-Related Fees(2)	697,280	1,037,412
Tax Fees(3)	2,374,010	4,201,982
All Other Fees	—	—

(1)
Represents fees for professional services rendered in connection with the audit of the Company's annual financial statements, reviews of the financial statements included in each of the Company's quarterly reports on Form 10-Q and issuances of comfort letters and consents.

(2)
Represents fees for due diligence procedures in connection with new investments, research assistance on accounting-related issues, benefit plan audits, issuances of the Global Investment Performance Standards (GIPS) performance verification and internal controls reports such as those pursuant to Statement on Standards for Attestation Engagements No. 16.

(3)
Represents fees for income tax compliance and domestic and international tax planning as well as tax due diligence procedures in connection with new investments.

        In making its determination regarding the independence of PricewaterhouseCoopers, the Audit Committee considered whether the provision of the services covered in the sections entitled "Audit-Related Fees" and "Tax Fees" was compatible with maintaining such independence. All of the work performed by PricewaterhouseCoopers was performed by full-time employees of the firm.

        The appointment of the independent registered public accounting firm to audit the Company's financial statements is approved each year by the Audit Committee. At the beginning of the year, the Audit Committee also evaluates other potential engagements by the Company of the accounting firm and approves or rejects each service considering (among other factors) the possible impact of each non-audit service on the accounting firm's independence from management. In accordance with its charter, the Audit Committee pre-approves all auditing services and the terms thereof and any non-audit services provided by the independent registered public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. The Audit Committee carefully considers the fees that are proposed to be paid in connection with the approval of audit and non-audit services, and then closely monitors the fees incurred in connection with the provision of such services throughout the year. At each meeting, the Audit Committee receives updates from management on the services that have been provided and fees incurred; from time to time, the Audit Committee may also consider and approve the provision of additional services. In the event that a need arises for the approval of additional services between meetings, the services would be considered and provisionally approved by a designated member of the Audit Committee who would present the scope and fees of the services provisionally pre-approved at the following meeting of the Audit Committee.

 SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth information as of March 15, 2014 (unless otherwise noted) regarding the beneficial ownership of common stock by (i) persons or "groups" (as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of the common stock of the Company, (ii) named executive officers, (iii) directors and (iv) directors and executive officers as a group. Except as otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power over the shares of common stock shown as beneficially owned, subject to community property laws, where applicable.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Common Stock(2)
BlackRock, Inc.(3)	3,511,578	6.60%
The Vanguard Group(4)	2,888,547	5.46%
Sean M. Healey(5)	939,482	1.71%
Nathaniel Dalton(6)	551,114	1.01%
Jay C. Horgen(7)	208,981	*	%
Andrew Dyson(8)	41,696	*	%
John Kingston, III(9)	189,430	*	%
Samuel T. Byrne(10)	12,748	*	%
Dwight D. Churchill(11)	14,311	*	%
Niall Ferguson(12)	—	—
Harold J. Meyerman(13)	47,008	*	%
William J. Nutt(14)	203,364	*	%
Tracy P. Palandjian(15)	3,361	*	%
Rita M. Rodriguez(16)	60,458	*	%
Patrick T. Ryan(17)	52,633	*	%
Jide J. Zeitlin(18)	75,133	*	%
Directors and executive officers as a group (14 persons)(19)	2,339,719	4.28%

*
Less than 1%

(1)
The mailing address for each executive officer and director is c/o Affiliated Managers Group, Inc., 600 Hale Street, P.O. Box 1000, Prides Crossing, Massachusetts 01965. In certain cases, voting and investment power of certain shares may be shared by an executive officer with one or more family members who reside in the executive's household.

(2)
In computing the number of shares of common stock beneficially owned by a person, (i) shares of common stock subject to options held by that person that are currently exercisable or that become exercisable within 60 days of March 15, 2014 are deemed outstanding, and (ii) unvested shares of restricted stock are deemed beneficially owned, as grantees have voting rights with respect to such shares. For purposes of computing the percentage owned, shares of stock subject to options that are currently exercisable or that become exercisable within 60 days of March 15, 2014 are deemed to be outstanding for the holder thereof but are not for the purpose of computing the ownership percentage of any other person. As of March 15, 2014, a total of 54,295,387 shares of common stock were outstanding.

(3)
Information is based on a Schedule 13G filed with the SEC on January 28, 2014 by BlackRock, Inc. as of December 31, 2013. BlackRock, Inc. beneficially owns an aggregate of 3,511,578 shares of common stock, with sole voting power over 3,210,851 of such shares and sole dispositive power over all of such shares (with no shared voting or dispositive power reported). The address of BlackRock, Inc. is listed in such Schedule 13G as 40 East 52nd Street, New York, NY 10022.

(4)
Information is based on a Schedule 13G filed with the SEC on February 10, 2014 by The Vanguard Group as of December 31, 2013. The Vanguard Group beneficially owns an aggregate of 2,888,547 shares of common stock, with sole voting power over 49,865 of such shares, sole dispositive power over 2,845,903 of such shares, and shared dispositive power over 42,644 of such shares (with no shared voting power reported). The address of The Vanguard Group is listed in such Schedule 13G as 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Includes 741,025 shares of common stock subject to options exercisable within 60 days of March 15, 2014.

(6)
Includes 405,367 shares of common stock subject to options exercisable within 60 days of March 15, 2014 and 42,516 shares of common stock held by Mr. Dalton's spouse.

(7)
Includes 142,500 shares of common stock subject to options exercisable within 60 days of March 15, 2014.

(8)
Includes 27,500 shares of common stock subject to options exercisable within 60 days of March 15, 2014.

(9)
Includes 154,078 shares of common stock subject to options exercisable within 60 days of March 15, 2014.

(10)
Includes 9,777 shares of common stock subject to options exercisable within 60 days of March 15, 2014.

(11)
Includes 11,948 shares of common stock subject to options exercisable within 60 days of March 15, 2014.

(12)
Mr. Ferguson became a director of the Company as of April 22, 2014, and did not beneficially own any common stock of the Company as of March 15, 2014.

(13)
Includes 43,952 shares of common stock subject to options exercisable within 60 days of March 15, 2014.

(14)
Includes 72,077 shares of common stock subject to options exercisable within 60 days of March 15, 2014.

(15)
Includes 2,754 shares of common stock subject to options exercisable within 60 days of March 15, 2014.

(16)
Includes 44,947 shares of common stock subject to options exercisable within 60 days of March 15, 2014.

(17)
Includes 49,577 shares of common stock subject to options exercisable within 60 days of March 15, 2014.

(18)
Includes 72,077 shares of common stock subject to options exercisable within 60 days of March 15, 2014.

(19)
Includes 1,777,579 shares of common stock subject to options exercisable within 60 days of March 15, 2014.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of our equity securities with the SEC and NYSE. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish to the Company copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of copies of such reports, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners have been satisfied.

Expenses of Solicitation

        The cost of solicitation of proxies will be borne by us. In an effort to have as large a representation of stockholders at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by mail, telephone or other electronic means by one or more of our employees or by a proxy solicitor. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals who are beneficial owners of common stock.

        The Company has retained Morrow & Co., LLC for services in connection with the solicitation of proxies for a fee of approximately $5,500.

Stockholder Proposals

        Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the Company's 2015 Annual Meeting of Stockholders must be received by us at our principal executive offices on or before January 1, 2015 to be eligible for inclusion in the Proxy Statement and form of proxy card to be distributed by the Board of Directors in connection with such meeting.

        Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company's 2015 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at our principal executive offices no earlier than February 16, 2015, nor later than April 2, 2015, together with all supporting documentation required by our By-laws.

        As required by our By-laws, a stockholder's proposal nominating a director must be sent to the attention of the Company's Secretary and include: (1) the name, age, business address and residence address of the proposed nominee, (2) the principal occupation or employment of the proposed nominee, (3) the class and number of shares of the Company's capital stock which are beneficially owned by the proposed nominee on the date of such stockholder proposal, and (4) the consent of the proposed nominee to serve as a director if elected. A stockholder's proposal shall further set forth, among other details, information about the beneficial ownership of capital stock by the stockholder making the proposal, such stockholder's name and address, and a description of all arrangements or understandings between such stockholder and the proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such stockholder. For more complete information on these requirements, please refer to our By-laws.

Householding of Proxy Statement

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability or this Proxy Statement and the 2013 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our Proxy Statement and 2013 Annual Report on Form 10-K to you if you write or call us at the following address or telephone number: Affiliated Managers Group, Inc., 600 Hale Street, P.O. Box 1000, Prides Crossing, Massachusetts 01965, Attention: Investor Relations, (617) 747-3300. If you would like to receive separate copies of these materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Other Matters

        The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        For those stockholders who receive the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the 2013 Annual Report on Form 10-K are available at www.proxyvote.com. In addition, a copy of the 2013 Annual Report on Form 10-K will be provided without charge upon the written request of any stockholder to Affiliated Managers Group, Inc., 600 Hale Street, P.O. Box 1000, Prides Crossing, Massachusetts 01965, Attention: Investor Relations, and may be found on the Company's website at www.amg.com. The 2013 Annual Report on Form 10-K is not a part of the Company's proxy solicitation materials.

        REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY INTERNET, BY TELEPHONE OR BY RETURNING A COMPLETED, SIGNED, AND DATED PROXY CARD OR VOTING INSTRUCTION FORM.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: AFFILIATED MANAGERS GROUP, INC. M74014-P51823 AFFILIATED MANAGERS GROUP, INC. 600 HALE STREET PRIDES CROSSING, MA 01965 1. Election of Directors Nominees: WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. If you vote by Internet or telephone, you do not need to mail back your proxy card. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! The Board of Directors recommends you vote FOR each of the following proposals: For Against Abstain For Against Abstain 3. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the current fiscal year. 2. To approve, by a non-binding advisory vote, the compensation of the Company's named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. a. Samuel T. Byrne b. Dwight D. Churchill c. Niall Ferguson d. Sean M. Healey e. Harold J. Meyerman f. William J. Nutt g. Tracy P. Palandjian h. Rita M. Rodriguez i. Patrick T. Ryan j. Jide J. Zeitlin ! ! ! ! ! !

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com. M74015-P51823 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS AFFILIATED MANAGERS GROUP, INC. June 16, 2014 2:00 PM BST (9:00 AM EDT) Solicited on behalf of the Board of Directors The undersigned hereby appoints Sean M. Healey and John Kingston, III, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote all of the shares of common stock of Affiliated Managers Group, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders, and at any adjournments or postponements thereof, and hereby grants each of them full power and authority to act on behalf of the undersigned at said meeting and any adjournments or postponements thereof. The Annual Meeting of Stockholders will be held on Monday, June 16, 2014, at 2:00 p.m. British Summer Time (9:00 a.m. Eastern Daylight Time), at the Company's London offices, 35 Park Lane, London, W1K 1RB, United Kingdom. The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement and 2013 Annual Report on Form 10-K. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no such direction is made on the reverse side of this form, this proxy will be voted "FOR" the election of each of the nominees for director listed in Proposal 1, "FOR" Proposal 2 - approval of the compensation paid to the Company's named executive officers and "FOR" Proposal 3 - ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm. Continued, and to be signed on reverse side

QuickLinks

PROPOSAL 1: ELECTION OF DIRECTORS
Compensation Discussion and Analysis
KEY COMPENSATION ELEMENTS
Executive Compensation Tables
Summary Compensation Table
Grants of Plan-Based Awards in Fiscal Year 2013
Outstanding Equity Awards at 2013 Fiscal Year-End
Option Exercises and Stock Vested in Fiscal Year 2013
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
OTHER MATTERS